UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934

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☐	Soliciting Material under §240.14a-12
ZUORA, INC.
(Name of Registrant as Specified In Its Charter)
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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Notice of 2021 Annual Meeting of Stockholders
May 11, 2021
Dear Stockholder:
You are cordially invited to attend the 2021 Annual Meeting of Stockholders (Annual Meeting) of Zuora, Inc. to be held virtually at www.virtualshareholdermeeting.com/ZUO2021 on Tuesday, June 22, 2021 at 9:30 a.m. Pacific Time. Instructions for attending the Annual Meeting are more fully described in the accompanying proxy statement. As part of our effort to maintain a safe and healthy environment for our directors, members of management and stockholders who wish to attend the Annual Meeting, in light of the continuing coronavirus (COVID-19) pandemic, we believe that hosting a virtual meeting this year is in the best interest of us and our stockholders.
We will hold the Annual Meeting for the following purposes, which are more fully described in the Proxy Statement for our Annual Meeting (Proxy Statement):

1.	To elect two Class III directors nominated by our Board of Directors to serve until our 2024 annual meeting of stockholders or until such director’s successor is duly elected and qualified, subject to his earlier resignation or removal.

2.	To ratify the appointment of KPMG LLP as our independent registered public accounting firm for the fiscal year ending January 31, 2022.

3.	To approve, on a non-binding advisory basis, the compensation paid by us to our Named Executive Officers as disclosed in this Proxy Statement.
We will also consider any other business that properly comes before the Annual Meeting or any adjournment or postponement thereof. At this time, we are not aware of any other matters to be submitted for consideration at the Annual Meeting.
All of our stockholders of record at the close of business on April 28, 2021 are entitled to attend and vote at the Annual Meeting. Every stockholder vote is important. Whether or not you plan to attend the Annual Meeting, please cast your vote as soon as possible by the Internet or, if you received a paper proxy card and voting instructions by mail, by completing and returning the enclosed proxy card in the postage-prepaid envelope to ensure that your shares will be represented. Your vote by written proxy will ensure your representation at the Annual Meeting regardless of whether or not you attend the Annual Meeting. Returning the proxy does not affect your right to attend the Annual Meeting and to vote your shares at the Annual Meeting.
Our Board of Directors recommends that you vote “FOR ALL” Class III director nominees named in this Proxy Statement, “FOR” the ratification of the appointment of KPMG LLP as our independent registered public accounting firm for the fiscal year ending January 31, 2022, and “FOR” the approval, on a non-binding advisory basis, of the compensation of our Named Executive Officers, as disclosed in this Proxy Statement.
On or about May 11, 2021, we expect to mail to our stockholders a Notice of Internet Availability of Proxy Materials (Notice) containing instructions on how to access the Proxy Statement and our 2021 Annual Report on Form 10-K. The Notice provides instructions on how to vote online and by telephone, and how to receive a paper copy of the proxy materials by mail.
Thank you for your ongoing support and continued interest in Zuora.

Very truly yours,

Jennifer W. Pileggi
Senior Vice President, General Counsel, and Corporate Secretary
Important Notice Regarding Availability of Proxy Materials for the Annual Meeting: The Proxy Statement and our 2021 Annual Report on Form 10-K are available at: www.proxyvote.com.

Proxy Statement for 2021 Annual Meeting of Stockholders

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Proxy Statement for 2021 Annual Meeting of Stockholders

INFORMATION ABOUT SOLICITATION AND VOTING
The accompanying proxy statement is solicited on behalf of the Board of Directors of Zuora, Inc. for use at our 2021 Annual Meeting of Stockholders (Annual Meeting), and any adjournment or postponement thereof, to be held virtually at www.virtualshareholdermeeting.com/ZUO2021 on Tuesday, June 22, 2021 at 9:30 a.m. Pacific Time. As part of our effort to maintain a safe and healthy environment for our directors, members of management and stockholders who wish to attend the Annual Meeting, in light of the current coronavirus (COVID-19) pandemic, we believe that hosting a virtual meeting this year is in the best interest of us and our stockholders.
The Notice of Internet Availability of Proxy Materials, this Proxy Statement for the Annual Meeting (Proxy Statement), and the accompanying form of proxy were first distributed and made available on the Internet to stockholders on or about May 11, 2021. The Notice of Internet Availability of Proxy Materials provides instructions on how to vote online or by telephone and includes instructions on how to receive a paper copy of the proxy materials by mail.
In this Proxy Statement, we refer to Zuora, Inc. as “Zuora,” “we” or “us.”
INTERNET AVAILABILITY OF PROXY MATERIALS
In accordance with rules of the U.S. Securities and Exchange Commission (SEC), we are using the Internet as our primary means of furnishing proxy materials to stockholders. Consequently, most stockholders will not receive paper copies of our proxy materials. We will instead send these stockholders a Notice of Internet Availability of Proxy Materials with instructions for accessing the proxy materials, including our Proxy Statement and Annual Report, and voting via the Internet. The Notice of Internet Availability of Proxy Materials also provides information on how stockholders may obtain paper copies of our proxy materials if they so choose. We believe this makes the proxy distribution process more efficient, less costly, and helps in conserving natural resources.
Our Proxy Statement and our Annual Report on Form 10-K for the fiscal year ended January 31, 2021 can be accessed directly at www.proxyvote.com
GENERAL INFORMATION ABOUT THE MEETING
Purpose of the Annual Meeting
You are receiving this Proxy Statement because our Board of Directors is soliciting your proxy to vote your shares at the Annual Meeting with respect to the proposals described in this Proxy Statement. This Proxy Statement includes information that we are required to provide to you pursuant to the rules and regulations of the SEC and is designed to assist you in voting your shares.
Attending the Annual Meeting
You are invited to attend the Annual Meeting taking place on Tuesday, June 22, 2021 at 9:30 a.m. Pacific Time. The Annual Meeting will be a completely “virtual meeting” of stockholders and the live audio webcast will begin promptly at 9:30 a.m. Pacific Time. You will be able to attend the Annual Meeting as well as vote and submit your questions during the live webcast of the Annual Meeting by visiting www.virtualshareholdermeeting.com/ZUO2021 and entering the 16-digit control number included in our Notice of Internet Availability of Proxy Materials, on your proxy card, or in the instructions that accompanied your proxy materials. We encourage you to access the meeting prior to the start time. Online check-in will begin at 9:15 a.m. Pacific Time, and you should allow ample time for the check-in procedures.

Record Date; Quorum
Only holders of record of our Class A common stock and Class B common stock at the close of business on April 28, 2021, the Record Date, will be entitled to vote at the Annual Meeting. At the close of business on the Record Date, we had 111,254,560 shares of Class A common stock and 10,939,972 shares of Class B common stock outstanding and entitled to vote.
In order to hold the Annual Meeting, there must be a quorum, which means that the holders of a majority of the voting power of the shares of our Class A common stock and Class B common stock (voting together as a single class) entitled to vote at the Annual Meeting as of the Record Date must be present at the Annual Meeting. Your shares are counted as present at the Annual Meeting if you attend and vote your shares at the Annual Meeting or if you have properly submitted a proxy.
For ten days prior to the Annual Meeting, a list of registered stockholders eligible to vote at the Annual Meeting will be available for examination by our stockholders for any purpose relevant to the meeting at our principal executive offices at 101 Redwood Shores Parkway, Redwood City, California 94065. The list of registered stockholders will also be available to our stockholders during the Annual Meeting through our virtual meeting platform.
Voting Rights; Required Vote
In deciding all matters at the Annual Meeting, each share of Class A common stock represents one vote and each share of Class B common stock represents ten votes. We do not have cumulative voting rights for the election of directors. You may vote all shares owned by you as of the Record Date, including (a) shares held directly in your name as the stockholder of record and (b) shares held for you as the beneficial owner in street name through a broker, bank, trustee, or other nominee.
Stockholder of Record: Shares Registered in Your Name. If, on the Record Date, your shares were registered directly in your name with our transfer agent, Computershare Trust Company, N.A., then you are considered the stockholder of record with respect to those shares. As a stockholder of record, you may vote your shares at the Annual Meeting or prior to the Annual Meeting through the Internet, by telephone, or, if you request or receive paper proxy materials, by filling out and returning the proxy card.
Beneficial Owner: Shares Registered in the Name of a Broker or Nominee. If, on the Record Date, your shares were held in an account with a brokerage firm, bank or other nominee, then you are the beneficial owner of the shares held in street name. As a beneficial owner, you have the right to direct your nominee on how to vote the shares held in your account, and your nominee has enclosed or provided voting instructions for you to use in directing it on how to vote your shares. However, the organization that holds your shares is considered the stockholder of record for purposes of voting at the Annual Meeting. As a beneficial holder, you are not the stockholder of record and therefore may not vote your shares at the Annual Meeting unless you request and obtain a legal proxy from the organization that holds your shares giving you the right to vote the shares at the Annual Meeting.
Each Class III director will be elected by a plurality of the number of votes cast, which means that the two individuals nominated for election to our Board of Directors at the Annual Meeting receiving the highest number “FOR” votes will be elected. You may vote “FOR ALL” nominees, “WITHHOLD ALL” authority to vote for any nominee, or “FOR ALL EXCEPT” the nominee you specify. Ratification of the appointment of KPMG LLP as our independent registered public accounting firm for the fiscal year ending January 31, 2022 will be obtained if the number of votes cast “FOR” the proposal at the Annual Meeting exceeds the number of votes “AGAINST” the proposal. Approval, on a non-binding advisory basis, of the compensation of our Named Executive Officers will be obtained if the number of votes cast “FOR” the proposal at the Annual Meeting exceeds the number of votes “AGAINST” the proposal. Abstentions (shares present at the Annual Meeting and marked “abstain”) are counted for purposes of determining whether a quorum is present and have no effect on the outcome of the matters voted upon.

Broker non-votes occur when shares held by a broker for a beneficial owner are not voted because the broker did not receive voting instructions from the beneficial owner and lacked discretionary authority to vote the shares. A broker is entitled to vote shares held for a beneficial owner on “routine” matters without instructions from the beneficial owner of those shares. Absent instructions from the beneficial owner of such shares, a broker is not entitled to vote shares held for a beneficial owner on “non-routine” matters. At our Annual Meeting, only the ratification of KPMG LLP as our independent registered public accounting firm for the fiscal year ending January 31, 2022, is considered a routine matter. The other proposals presented at the Annual Meeting are non-routine matters. Broker non-votes are counted for purposes of determining whether a quorum is present and have no effect on the outcome of the matters voted upon. Accordingly, we encourage you to provide voting instructions to your broker, whether or not you plan to attend the Annual Meeting.
Board of Directors' Voting Recommendations
Our Board of Directors recommends that you vote “FOR ALL” Class III director nominees named in this Proxy Statement (Proposal No. 1), “FOR” the ratification of the appointment of KPMG LLP as our independent registered public accounting firm for the fiscal year ending January 31, 2022 (Proposal No. 2), and “FOR” the approval, on a non-binding advisory basis, of the compensation of our Named Executive Officers, as disclosed in this Proxy Statement (Proposal No. 3). None of our directors or executive officers has any substantial interest in any matter to be acted upon, other than Proposal No. 3 and elections to office with respect to the directors so nominated.
Voting Instructions; Voting of Proxies
If you are a stockholder of record, you may:
•vote at the Annual Meeting—in order to do so, you will need to visit www.virtualshareholdermeeting.com/ZUO2021 while the polls are open (you will need the virtual control number included on your Notice or proxy card);
•vote through the Internet—in order to do so, please follow the instructions shown on your proxy card for submitting your proxy by Internet;
•vote by telephone—in order to do so, please use the telephone number on your proxy card; or
•vote by mail—if you request or receive a paper proxy card and voting instructions by mail, simply complete, sign and date the enclosed proxy card and promptly return it in the envelope provided or, if the envelope is missing, please mail your completed proxy card to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. Your completed, signed and dated proxy card must be received prior to the Annual Meeting.
Unless you plan to vote at the Annual Meeting, your vote must be received by 11:59 p.m. Pacific Time on Monday, June 21, 2021, in order for it to be included in the ballots cast for the proposals presented in this Proxy Statement. Submitting your proxy through the Internet or, if you request or receive a paper proxy card, by mail will not affect your right to vote during the Annual Meeting, should you properly register and decide to attend the Annual Meeting.
If you are a beneficial owner, i.e., not the stockholder of record, please refer to the voting instructions provided by your nominee on how to direct your nominee to vote your shares. Because you are not the stockholder of record, you may not vote your shares at the Annual Meeting unless you request and obtain a valid proxy from the organization that holds your shares giving you the right to vote the shares at the Annual Meeting.
Three proposals will be presented at the Annual Meeting. For Proposal No. 1, you may vote “FOR ALL” nominees to our Board of Directors, “WITHHOLD ALL” authority to vote for any of the nominees or “FOR ALL EXCEPT” the nominee you specify. For Proposal No. 2, you may vote “FOR” or “AGAINST” or “ABSTAIN” from voting. For Proposal No. 3, you may vote “FOR” or “AGAINST” or “ABSTAIN” from voting. Your vote is important. Whether or not you plan to attend the Annual Meeting, we urge you to vote by proxy to ensure that your vote is counted.

If you indicate a choice on your proxy card on a particular proposal to be acted upon, the shares will be voted as you indicated. If you are a stockholder of record and you return a signed proxy card but do not indicate how you wish to vote, the proxy holders will vote your shares in the manner recommended by our Board of Directors on all matters presented in this Proxy Statement and as the proxy holders may determine in their discretion with respect to any other matters properly presented for a vote at the Annual Meeting. If you do not return the proxy card, your shares will not be voted and will not be deemed present for the purpose of determining whether a quorum exists.
If your shares are registered in more than one name or are registered in different accounts, you will receive a proxy card for each such registered name or account. To make certain all of your shares are voted, please follow the instructions included on each proxy card and vote each proxy card through the Internet or by mail. If you requested or received paper proxy materials and you intend to vote by mail, please complete, sign and return each proxy card you received to ensure that all of your shares are voted.
Expenses of Soliciting Proxies
We will pay the expenses of soliciting proxies, including preparation, assembly, printing and mailing of this Proxy Statement, the proxy and any other information furnished to stockholders. Following the original mailing of the soliciting materials, we and our agents, including directors, officers, and other employees, without additional compensation, may solicit proxies by mail, email, telephone, facsimile, by other similar means or in person. In addition, we will request brokers, custodians, nominees and other record holders to forward copies of the soliciting materials to persons for whom they hold shares and to request authority for the exercise of proxies. In such cases, we, upon the request of the record holders, will reimburse such holders for their reasonable expenses. If you choose to access the proxy materials or vote through the Internet or by telephone, you are responsible for any Internet or phone access charges you may incur.
Revocability of Proxies
A stockholder of record who has given a proxy may revoke it at any time before it is exercised at the Annual Meeting by:
•delivering to our Corporate Secretary by mail a written notice stating that the proxy is revoked;
•signing and delivering a proxy bearing a later date;
•voting again through the Internet or telephone; or
•voting at the Annual Meeting while the polls are open by visiting www.virtualshareholdermeeting.com/ZUO2021 (note that attendance at the Annual Meeting will not, by itself, revoke a proxy).
Please note, however, that if your shares are held of record by a broker, bank or other nominee and you wish to revoke a proxy, you must contact that firm to revoke any prior voting instructions.
Voting Results
Voting results will be tabulated and certified by the inspector of elections appointed for the Annual Meeting. The preliminary voting results will be announced at the Annual Meeting. The final results will be tallied by the inspector of elections and will be published in a Current Report on Form 8-K, which we expect to file with the SEC within four business days of the Annual Meeting.

CORPORATE GOVERNANCE
We are strongly committed to good corporate governance practices. These practices provide an important framework within which our Board of Directors and management can pursue our strategic objectives for the benefit of our stockholders.
Corporate Governance Guidelines
Our Board of Directors has adopted Corporate Governance Guidelines that set forth expectations for directors, director independence standards, board committee structure and functions, and other policies for the governance of Zuora. Our Corporate Governance Guidelines are available without charge on our website at https://investor.zuora.com/governance/governance-documents. Our Nominating and Corporate Governance Committee (Governance Committee) reviews the Corporate Governance Guidelines periodically, and changes are recommended to our Board of Directors as warranted.
Global Code of Business Conduct and Ethics
We are committed to ethical business practices and, accordingly, we have adopted a Global Code of Business Conduct and Ethics (Code of Conduct) that applies to all the members of our Board of Directors, officers and employees. Our Code of Conduct is available on our website at https://investor.zuora.com/governance/governance-documents. We intend to disclose future amendments to certain portions of the Code of Conduct or waivers of such provisions granted to executive officers and directors on our website, as permitted under applicable New York Stock Exchange and SEC rules.
Board Leadership Structure
Our Board of Directors believes it is important to have flexibility in selecting our chairman and board leadership structure. Accordingly, our Corporate Governance Guidelines allow for the positions of chairman and chief executive officer to be held by the same person. The Board of Directors believes that it is currently in the best interest of Zuora and its stockholders for Tien Tzuo to serve in both roles. Mr. Tzuo co-founded and has led Zuora since November 2007. Our Board of Directors believes that Mr. Tzuo’s strategic vision for our business, his in-depth knowledge of our platform and operations and the software technology industry, and his experience as our Chief Executive Officer since 2007 make him well qualified to serve as both our Chairman and Chief Executive Officer.
Our Corporate Governance Guidelines provide that, when the positions of chairperson and chief executive officer are held by the same person, our Board of Directors will designate a “lead independent director” by a majority vote of the independent directors. Magdalena Yesil has served as our Lead Independent Director since March 2018. The responsibilities of our Lead Independent Director include: scheduling and setting the agenda for meetings of the Board in consultation with the Chairman, serving as chairperson of Board meetings when the Chairman is not present, presiding at executive sessions of independent directors, serving as a liaison between the Chairman and the independent directors, consulting with the Chairman regarding the information sent to our Board of Directors in connection with its meetings, having the authority to call meetings of our Board of Directors and meetings of the independent directors, being available under appropriate circumstances for consultation and direct communication with stockholders, encouraging dialogue between the independent directors and management, and performing such other functions and responsibilities as requested by our Board of Directors from time to time. Our Board of Directors believes the role of Lead Independent Director provides an appropriate balance in Zuora's leadership to the combined role of Chairman and Chief Executive Officer, and that the responsibilities assigned to the Lead Independent Director help ensure a strong, independent and active Board.
Independence of Directors
The listing rules of the New York Stock Exchange generally require that a majority of the members of a listed company’s board of directors be independent. In addition, the listing rules generally require that, subject to specified exceptions, each member of a listed company’s audit, compensation, and nominating and corporate governance committees be independent.

In addition, audit committee members must also satisfy the independence criteria set forth in Rule 10A-3 under the Securities Exchange Act of 1934, as amended (Exchange Act). In order to be considered independent for purposes of Rule 10A-3, a member of an audit committee of a listed company may not, other than in his or her capacity as a member of the audit committee, the board of directors, or any other board committee, accept, directly or indirectly, any consulting, advisory, or other compensatory fee from the listed company or any of its subsidiaries, or be an affiliated person of the listed company or any of its subsidiaries.
Our Board of Directors conducts an annual review of the independence of our directors. In its most recent review, our Board of Directors determined that Omar P. Abbosh, Sarah R. Bond, Peter Fenton, Kenneth A. Goldman, Timothy Haley, Jason Pressman, and Magdalena Yesil, representing all of our current directors other than our CEO Tien Tzuo, are “independent directors” as defined under the applicable listing standards of the New York Stock Exchange and the applicable rules and regulations promulgated by the SEC. Our Board of Directors has also determined that all members of our Audit Committee, Compensation Committee, and Governance Committee are independent and satisfy the relevant SEC and New York Stock Exchange independence requirements for such committees.
Peter Fenton has not been nominated for re-election at the Annual Meeting. Mr. Fenton has served on our Board since December 2007, and we are grateful for his long-standing dedication and contributions to our company.
Committees of Our Board of Directors
Our Board of Directors has established an Audit Committee, a Compensation Committee, and a Governance Committee. The composition and responsibilities of each committee are described below. Each of these committees has a written charter approved by our Board of Directors. Copies of the charters for each committee are available on our website at https://investor.zuora.com/governance/governance-documents. Members serve on these committees until their resignations or until otherwise determined by our Board of Directors.
Audit Committee
Our Audit Committee is currently composed of Mr. Goldman (Chair), Mr. Fenton and Mr. Pressman. Effective immediately following the Annual Meeting, Ms. Bond will replace Mr. Fenton and begin serving as a member of the Audit Committee. Each member and prospective member of our Audit Committee is independent under New York Stock Exchange listing standards and SEC rules and regulations. Each member and prospective member of our Audit Committee is financially literate as required by New York Stock Exchange listing standards. Our Board of Directors has determined that Mr. Goldman is an “Audit Committee financial expert” as defined in SEC regulations. Our Audit Committee is responsible for, among other things:
•selecting a firm to serve as the independent registered public accounting firm to audit our consolidated financial statements;
•ensuring the independence of the independent registered public accounting firm;
•discussing the scope and results of the audit with the independent registered public accounting firm and reviewing, with management and that firm, our interim and year-end operating results;
•establishing procedures for employees to anonymously submit concerns about questionable accounting or audit matters;
•considering the adequacy of our internal controls and internal audit function;
•overseeing our internal audit function, including reviewing and approving our internal audit plan, responsibilities, budget and staffing;
•reviewing proposed waivers of our Code of Conduct for directors, executive officers, and employees (with waivers for directors or executive officers to be approved by the Board of Directors);
•reviewing material related party transactions or those that require disclosure; and

•approving or, as permitted, pre-approving all audit and non-audit services to be performed by our independent registered public accounting firm.
Compensation Committee
Our Compensation Committee is composed of Mr. Haley (Chair) and Mr. Pressman. The composition of our Compensation Committee meets the requirements for independence under New York Stock Exchange listing standards and SEC rules and regulations. Each member of the Compensation Committee is also a “non-employee director” for purposes of Rule 16b-3 under the Exchange Act. Our Compensation Committee is responsible for, among other things:
•reviewing and approving the selection of our peer companies for compensation and assessment purposes;
•reviewing and approving the compensation of our executive officers, other than our chief executive officer whose compensation is approved by our Board of Directors;
•evaluating the performance of our chief executive officer in light of our goals and objectives;
•reviewing the results of stockholder votes on compensation matters;
•reviewing and recommending to our Board of Directors the compensation of our directors;
•administering our stock and equity incentive plans;
•reviewing and approving, or making recommendations to our Board of Directors with respect to, incentive compensation and equity plans;
•overseeing the annual risk assessment of our compensation programs as generally applicable to employees to identify any potential material risks that may be created by such programs; and
•reviewing our overall compensation philosophy.
Governance Committee
Our Governance Committee is composed of Ms. Yesil (Chair) and Mr. Haley. Effective immediately following the Annual Meeting, Mr. Abbosh will begin serving as a member of the Governance Committee.The composition of our Governance Committee meets the requirements for independence under New York Stock Exchange listing standards and SEC rules and regulations. Our Governance Committee is responsible for, among other things:
•identifying and recommending candidates for membership on our Board of Directors;
•recommending directors to serve on board committees;
•reviewing any stockholder proposals that relate to corporate governance matters;
•reviewing and recommending any changes as appropriate to our Corporate Governance Guidelines, Code of Conduct and policies;
•reviewing succession plans for senior management positions, including the chief executive officer;
•evaluating, and overseeing the process of evaluating, the performance of our Board of Directors and individual directors;
•overseeing our programs relating to corporate responsibility and sustainability, including environmental, social, and corporate governance matters; and
•assisting our Board of Directors on corporate governance matters.

Our Board of Directors’ Role in Risk Oversight
Our Board of Directors, as a whole, has responsibility for risk oversight, although the committees of our Board of Directors oversee and review risk areas that are particularly relevant to them. The risk oversight responsibility of our Board of Directors and its committees is supported by our management reporting processes. Our management reporting processes are designed to provide our Board of Directors and our personnel responsible for risk assessment with visibility into the identification, assessment and management of critical risks and management’s risk mitigation strategies. These areas of focus include competitive, economic, operational, financial (accounting, credit, investment, liquidity and tax), legal, regulatory, cybersecurity, privacy, compliance and reputational risks, and risks related to the COVID-19 pandemic. Our Board of Directors reviews strategic and operational risk in the context of discussions, question and answer sessions, and reports from the management team at each regular Board meeting, receives reports on all significant committee activities at each regular Board meeting, and evaluates the risks inherent in significant transactions. Our Audit Committee assists our Board in fulfilling its oversight responsibilities with respect to risk management.
Each committee of our Board of Directors meets with key management personnel and representatives of outside advisors to oversee risks associated with their respective principal areas of focus. Our Audit Committee reviews our major financial risk exposures, our internal controls over financial reporting, our disclosure controls and procedures and legal and regulatory compliance, and, among other things, discusses with management and our independent auditor risk assessment and risk management matters. Our Audit Committee also reviews matters relating to cybersecurity and data privacy and security and reports to our Board of Directors regarding such matters. Our Compensation Committee evaluates our major compensation-related risk exposures and the steps management has taken to monitor or mitigate such exposures. Our Governance Committee assesses risks relating to our corporate governance practices and the independence of our Board of Directors and reviews and discusses the narrative disclosure regarding our Board of Directors’ leadership structure and role in risk oversight. We believe this division of responsibilities is an effective approach for addressing the risks we face and that our Board leadership structure supports this approach.
Board and Committee Meetings and Attendance
Our Board of Directors and its committees meet regularly throughout the year, and also hold special meetings from time to time. During the fiscal year ended January 31, 2021 (fiscal 2021), our Board of Directors met five times, the Audit Committee met eight times, the Compensation Committee met four times, and the Governance Committee met four times. During fiscal 2021, each member of our Board of Directors attended at least 75% of the aggregate of all meetings of our Board of Directors and of all meetings of committees of our Board of Directors on which such member served that were held during the period in which such director served.
Executive Sessions
The non-employee directors meet in regularly scheduled executive sessions without management to promote open and honest discussion. Our Lead Independent Director, Ms. Yesil, is the presiding director at these meetings.
Compensation Committee Interlocks and Insider Participation
The members of our Compensation Committee during fiscal 2021 were Mr. Haley and Mr. Pressman. None of the members of our Compensation Committee in fiscal 2021 were at any time during fiscal 2021 or at any other time an officer or employee of Zuora or any of our subsidiaries. In addition, during fiscal 2021, none of our executive officers served as a member of the board of directors, or as a member of the compensation or similar committee, of any entity that has one or more executive officers who served on our Board of Directors or Compensation Committee.
Board Attendance at Annual Stockholders’ Meeting
Our policy is to invite and encourage each member of our Board of Directors to be present at our annual meetings of stockholders. Four members of our Board of Directors who were then serving on the Board of Directors attended the 2020 annual meeting of stockholders.

Communication with Directors
Stockholders and interested parties who wish to communicate with our Board of Directors, non-management members of our Board as a group, a committee of our Board of Directors, or one or more individual members of our Board (including our Chairman or Lead Independent Director, if any) may do so by sending written communications addressed to: Corporate Secretary, Zuora, Inc., 101 Redwood Shores Parkway, Redwood City, California 94065. All stockholder communications we receive that are addressed to our Board of Directors will be reviewed and compiled by our Corporate Secretary and provided to the members of our Board of Directors, as appropriate. If the correspondence is not addressed to a particular director, such correspondence will be forwarded, depending on the subject matter, to the Chair of the Audit Committee, Compensation Committee, or Governance Committee. Sales materials, abusive, threatening or otherwise inappropriate materials and items unrelated to the duties and responsibilities of our Board of Directors will not be provided to our directors.
Derivatives Trading, Hedging, and Pledging Policies
Our Insider Trading Policy prohibits our employees, including our executive officers, and members of our Board of Directors from speculating in our equity securities, including the use of short sales, “sales against the box” or any equivalent transaction involving our equity securities. In addition, they may not engage in any other hedging transactions, such as “cashless” collars, forward sales, equity swaps and other similar or related arrangements, with respect to the securities that they hold. Finally, no employee, including an executive officer, or member of our Board of Directors, may acquire, sell, or trade in any interest or position relating to the future price of our equity securities.
Our Insider Trading Policy also prohibits the pledging of our common stock by our employees, including our executive officers, and members of our Board of Directors, unless it can be demonstrated that the pledgee has the financial capacity to repay the loan without resort to the pledged securities, subject to approval by our compliance officer.
Corporate Responsibility and Sustainability
We recognize the importance of a thoughtful approach to corporate citizenship and sustainability. Our Governance Committee is responsible for overseeing our programs relating to corporate responsibility and sustainability, including environmental, social, and corporate governance matters. As we continue to develop our strategies and practices in these areas, we are also committed to growing our programs to best meet the needs of the stakeholders we serve. Our current program includes:
•Employee Culture and Community Involvement. Our culture is a critical component of our success. Our employees, whom we refer to as “ZEOs”, are the lifeblood of our company and we strive to create an environment where they feel empowered and inspired to contribute to our mission to power the Subscription Economy. Our culture focuses on fostering a collaborative, fun, high performance and inclusive environment where ZEOs can achieve individual and team objectives and key results. We provide opportunities for our ZEOs to grow in both formal and informal learning environments, as well as create a strong emphasis on internal mobility growth opportunities.
We encourage our ZEOs to give back to the causes that matter to them. In 2017, Zuora became a member of the Pledge 1% movement, which encourages individuals and organizations to give back to their communities in a more formal way through pledges of product, equity, profit or time, and we are committed to leveraging our employees' time and talent to make the communities where we live and work stronger. To facilitate our Pledge 1% initiative, we have empowered our employees with the tools and resources they need to create local Z-Philanthropy chapters at our offices worldwide. Through our Z-Philanthropy chapters, ZEOs in our offices across the globe step up to lead giving and volunteering efforts throughout the year and create lasting partnerships with local nonprofits through these employee-led groups. In addition to the sustained efforts of our local Z-Philanthropy chapters, we host an annual Global Week of Giving where ZEOs worldwide participate in volunteer and fundraising events.

In 2019, we also launched Zuora.org, which is a part of our company and not a separate legal entity. To date, we have issued 121,267 shares of our Class A common stock to the Zuora Impact Fund, a donor-advised fund managed by the Tides Foundation, and we expect to contribute additional shares in the future. This fund issues grants to organizations committed to providing workforce development and supporting inclusive economies. During fiscal 2021, we made contributions to over 50 different funds or organizations under the Zuora Impact Fund, including to the Australian Red Cross Society, the United Nations Foundation, Rise Against Hunger, NAACP Legal Defense and Education Fund and Black Lives Matter Global Network Project. In addition to supporting our global ZEOs passions around volunteering, we support the work of our ZEOs in their communities through grantmaking and ZEOs can apply for grants up to $5,000 to support nonprofit organizations. Additionally, our Zuora Impact Fund Committee, composed of a group of ZEOs from across the world, helps Zuora in its donation determinations.
•Diversity & Inclusion. Diversity and inclusion are key to our success. We seek and embrace employees who bring diverse backgrounds, perspectives, and experiences to our ZEO culture. Our commitment to developing a diverse and thriving workforce and inclusive ZEO culture begins at the top, with our Founder and CEO Tien Tzuo, and the entire executive team. As of the date of this Proxy Statement, our executive management team is composed of 40% women, and 40% who self-identify as coming from certain underrepresented groups. In addition, our Board of Directors is made up of highly skilled individuals from the technology and business sectors. Women represent 25% of our Board of Directors, and 37% of our Board of Directors identify as members of certain underrepresented groups.
In fiscal 2021, we created a standalone Diversity & Inclusion (D&I) department, led by our recently hired Chief Diversity Officer, Valerie Jackson, to help us increase our diversity by weaving inclusion into all aspects of how we work with each other, build and deliver products and experiences to customers, and contribute to our local communities. Our ZEO employee resource groups (ERGs) play a key role in this effort. Our ERGs are ZEO-founded and led groups and open to all ZEOs. Current D&I-focused ERGs, which are aimed at elevating the experiences and interests of key underrepresented groups in our workforce, include Out at Zuora, supporting LGBTQ+ ZEOs and allies; Zuora Familia, supporting our Hispanic and Latinx ZEOs; Zuora Black Network, supporting our Black ZEOs around the world; ZAAPI, supporting our Asian-American Pacific Islander ZEOs; and Z-Women, our largest ERG, supporting women ZEOs.
While our ERGs are a critical component of increasing belonging and inclusion among ZEOs, increasing education is equally critical for strengthening inclusive processes and behaviors in our workforce. At the end of fiscal 2020, we launched our first global unconscious bias training module and plan to build on that foundation in fiscal 2022.
•Environmental Sustainability. As a technology software company, we have a reasonably light environmental footprint. We have implemented a variety of initiatives relating to the sustainable use of resources, including using technological tools and centralized printers to encourage lower paper consumption, encouraging our employees to recycle and compost, offering reusable dishware and utensils and providing filtered water dispensers to discourage consumption of bottled water in most of our breakrooms, and providing electric car charging stations for employee use at our corporate headquarters. We have also partnered with an e-waste vendor that has a mission of repurposing old computers and electronics and donating them to communities in need. Air travel was greatly reduced during fiscal 2021 due to the COVID-19 pandemic, and we continue to promote teleconferencing in lieu of travel whenever practicable. In addition, our employee-led resource group, ZEOs4Sustainability, helps drive employee-led environmental sustainability efforts such as teaching ZEOs how to recycle and compost at home, how to eat for a sustainable future, and how to grow their own food.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS
Our Code of Conduct requires our employees and directors to avoid situations where their personal interests may, or may appear to, conflict with our interests. In addition, our directors, if appropriate, are required to recuse themselves from Board discussions when their participation could be perceived as creating such a conflict.
Our Audit Committee is responsible for reviewing and approving all related party transactions, except for transactions involving any member of the Audit Committee, which are reviewed by the Governance Committee. Related parties include each of our directors and executive officers, certain of our stockholders and the immediate family members of any of the foregoing. We have adopted written policies and procedures regarding the identification of related parties and transactions, and the approval process for such transactions. The Audit Committee will consider each proposed transaction in light of the specific facts and circumstances presented, including but not limited to the risks, costs, and benefits to us and the availability from other sources of comparable products or services.
From the beginning of fiscal 2021 through the date of this Proxy Statement, there have been no transactions, and there are currently no proposed transactions, involving an amount in excess of $120,000 in which Zuora has been (or will be) a participant and in which any executive officer, director, five percent beneficial owner of our common stock or member of the immediate family of any of the foregoing persons had (or will have) a direct or indirect material interest, except the compensation arrangements described in this Proxy Statement for our Named Executive Officers and directors.
Indemnification Agreements
We have entered into indemnification agreements with each of our directors and executive officers. The indemnification agreements and our restated bylaws require us to indemnify our directors to the fullest extent not prohibited by Delaware law. Subject to certain limitations, our restated bylaws also require us to advance expenses incurred by our directors and officers. For more information regarding these agreements, see the section titled “Executive Compensation–Limitations on Liability and Indemnification Matters.”

NOMINATION PROCESS AND DIRECTOR QUALIFICATIONS
Nomination to the Board of Directors
Candidates for nomination to our Board of Directors are selected by our Board of Directors based on the recommendation of the Governance Committee in accordance with the Committee’s charter, our restated certificate of incorporation and restated bylaws, our Corporate Governance Guidelines and the criteria approved by our Board of Directors regarding director candidate qualifications. In recommending candidates for nomination, the Governance Committee will consider candidates recommended by directors, officers, employees, stockholders and others, using the same criteria to evaluate all candidates. Evaluations of candidates generally involve a review of background materials, internal discussions and interviews with selected candidates as appropriate. In addition, the Committee may engage consultants or third-party search firms to assist in identifying and evaluating potential nominees.
Additional information regarding the process for properly submitting stockholder nominations for candidates for membership on our Board of Directors is set forth below under “Stockholder Proposals to Be Presented at Next Annual Meeting.”
Director Qualifications
With the goal of developing a diverse, experienced and highly qualified Board of Directors, the Governance Committee is responsible for developing and recommending to our Board of Directors the desired qualifications, expertise and characteristics of members of our Board of Directors, including any specific minimum qualifications that the Committee believes must be met by a Committee-recommended nominee for membership on our Board of Directors and any specific qualities or skills that the Committee believes are necessary for one or more of the members of our Board of Directors to possess.
Because the identification, evaluation and selection of qualified directors is a complex and subjective process that requires consideration of many intangible factors and will be significantly influenced by the particular needs of our Board of Directors from time to time, our Board of Directors has not adopted a specific set of minimum qualifications, qualities or skills that are necessary for a nominee to possess, other than those that are necessary to meet U.S. legal, regulatory and New York Stock Exchange listing requirements and the provisions of our restated certificate of incorporation, restated bylaws, Corporate Governance Guidelines, and charters of the committees of our Board of Directors.
As of the date of this Proxy Statement, we meet California state laws to have (i) at least one director who self-identifies as a member of an underrepresented community (as defined by such law) and (ii) based on the current size of our Board of Directors, at least two female directors. In addition, based on our Board size, we currently expect to meet additional California state law requirements to have three female directors by the end of calendar year 2021 and two directors who self-identify as members of an underrepresented community by the end of calendar year 2022.
When considering nominees, the Governance Committee may take into consideration many factors including, among other things, a candidate’s independence, integrity, diversity, skills, financial and other expertise, breadth of experience, knowledge about our business or industry, ability to devote adequate time and effort to responsibilities of our Board of Directors in the context of its existing composition as well as legal requirements, including the California state requirements regarding Board diversity discussed above. Through the nomination process, the Governance Committee seeks to promote board membership that reflects a diversity of business experience, expertise, viewpoints, personal backgrounds and other characteristics that are expected to contribute to our Board of Directors’ overall effectiveness. The brief biographical description of each director set forth in Proposal No. 1 below includes a summary of the individual experience, qualifications, attributes and skills of each of our directors that led to the conclusion that each director should serve as a member of our Board of Directors at this time.

PROPOSAL NO. 1:
ELECTION OF DIRECTORS
Our Board of Directors currently consists of eight directors and is divided into three classes. Each class serves for three years, with the terms of office of the respective classes expiring in successive years. Mr. Goldman and Mr. Tzuo are the Class III directors standing for election at the Annual Meeting. Mr. Fenton, a current Class III director, has not been nominated for re-election. Effective immediately prior to the election of directors at the Annual Meeting, the Class III director vacancy on our Board of Directors will be eliminated and the exact number of authorized directors on the Board of Directors will be reduced to seven directors, composed of two authorized Class I directors, three authorized Class II directors and two authorized Class III directors. The terms of office of directors in Class I and Class II do not expire until the annual meetings of stockholders held in 2022 and 2023, respectively. At the recommendation of our Governance Committee, our Board of Directors proposes that Mr. Goldman and Mr. Tzuo, who are currently serving as directors in Class III, each be elected as a Class III director for a three-year term expiring at the 2024 annual meeting of stockholders and until such director's successor is duly elected and qualified or until such director's earlier death, resignation, disqualification, or removal.
Shares represented by proxies will be voted “FOR ALL” nominees named below, unless the proxy is marked to withhold authority to so vote. If any nominee for any reason is unable to serve or for good cause will not serve, the proxies may be voted for such substitute nominee as the proxy holder might determine. Each nominee has consented to being named in this Proxy Statement and to serve if elected. Proxies may not be voted for more than two directors. Stockholders may not cumulate votes for the election of directors.
Nominees to Our Board of Directors
The nominees and their ages, occupations and lengths of service on our Board of Directors as of April 28, 2021, and current (or prospective) committee membership are provided in the table below and in the additional biographical descriptions set forth below the table.

			Committee Membership
Name of Nominee	Age	Position	Audit	Comp	Governance	Director Since
Class III Nominees:
Kenneth A. Goldman	71	Director	C			February 2016
Tien Tzuo	53	Chairman of the Board of Directors and Chief Executive Officer				November 2007
_____________________

C = Committee Chair
Kenneth A. Goldman has served as a member of our Board of Directors since February 2016. Mr. Goldman has served as the President of Hillspire LLC, a wealth management service provider, since September 2017. From October 2012 to June 2017, Mr. Goldman served as the Chief Financial Officer of Yahoo! Inc. Prior to this, Mr. Goldman was the Senior Vice President and Chief Financial Officer of Fortinet Inc., a provider of threat management technologies, from 2007 to 2012. From 2000 until 2006, Mr. Goldman served as Senior Vice President of Finance and Administration and Chief Financial Officer of Siebel Systems, Inc. Mr. Goldman served on the Financial Accounting Standards Board's (FASB) primary Advisory Council from December 1999 to December 2003. From January 2015 to December 2017, Mr. Goldman served for a three-year term as a member of the Public Company Accounting Oversight Board's (PCAOB) Standing Advisory Group. In July 2018, Mr. Goldman was appointed for a three-year term to the Sustainability Accounting Standards Board (SASB) Foundation, an independent nonprofit responsible for the funding and oversight of SASB. Mr. Goldman currently serves on the boards of directors of Fortinet, Inc., GoPro, Inc., NXP Semiconductor N.V., and RingCentral, Inc. Mr. Goldman previously served on the board of directors of TriNet Group, Inc., from August 2009 to August 2020. In addition, he is a Trustee Emeritus on the board of trustees of Cornell University. Mr. Goldman holds a B.S. in

Electrical Engineering from Cornell University and an M.B.A. from Harvard Business School. We believe Mr. Goldman is qualified to serve on our Board of Directors based on his experience serving on the boards of directors of numerous companies, his extensive executive experience, and his prior experience as a member of the FASB's Advisory Council and the PCAOB’s Standing Advisory Group. He provides our Board of Directors with a high level of expertise and significant leadership experience in the areas of finance, accounting, and audit oversight.
Tien Tzuo has served on our Board of Directors and as our Chief Executive Officer since November 2007 and as the Chairman of our Board of Directors since December 2017. Prior to joining us, Mr. Tzuo served as Chief Strategy Officer at salesforce.com, inc., a provider of customer relationship management software, from 2005 to 2008, and as Chief Marketing Officer from 2003 to 2005. Mr. Tzuo currently serves on the boards of directors of Vonage Holdings Corp. and Network for Good, Inc. He holds a B.S. in Electrical Engineering from Cornell University and an M.B.A. from Stanford University. We believe that Mr. Tzuo is qualified to serve on our Board of Directors based on the industry perspective and experience that he brings as our founder, Chairman of our Board of Directors, and Chief Executive Officer.
Continuing Directors
The directors who are serving for terms that end following the Annual Meeting and their ages, occupations and length of service on our Board of Directors as of April 29, 2021 are provided in the table below and in the additional biographical descriptions set forth in the text below the table.

			Committee Membership
Name of Director	Age	Position	Audit	Comp	Governance	Director Since
Class I Directors:
Timothy Haley	65	Director		C	X	October 2010
Magdalena Yesil(1)	61	Director			C	May 2017
Class II Directors:
Omar P. Abbosh(2)	55	Director				July 2020
Sarah R. Bond(3)	42	Director				July 2020
Jason Pressman	47	Director	X	X		September 2008
_____________________

C = Committee Chair
X = Committee Member

(1)Lead independent director
(2)Mr. Abbosh will be joining the Governance Committee effective immediately following the Annual Meeting.
(3)Ms. Bond will be joining the Audit Committee effective immediately following the Annual Meeting.
Omar P. Abbosh has served as a member of our Board of Directors since July 2020. Since June 2020, Mr. Abbosh has served as Corporate Vice President, Cross Industry Solutions at Microsoft Corporation, a multinational technology company. Previously, he served as Chief Executive Officer, Communications, Media & Technology, at Accenture plc, a professional services firm, from July 2018 to November 2019. From March 2015 to July 2018, Mr. Abbosh served as Accenture's Chief Strategy Officer and from September 2008 to March 2015, he served as Accenture's Managing Director, Resources UK & Ireland, and Senior Managing Director, Growth & Strategy, Resources. From 1989 to 2008, Mr. Abbosh held various other leadership roles at Accenture in strategy, corporate development and consulting. Mr. Abbosh holds a B.A. and an M.A. in Electronic and Software Engineering from the University of Cambridge and an M.B.A. from INSEAD in Fontainebleau, France. We believe Mr. Abbosh is qualified to serve on our Board of Directors based on his extensive business, corporate development and industry experience, including his expertise in strategic global alliances and partnerships.

Sarah R. Bond has served as a member of our Board of Directors since July 2020. Since June 2020, Ms. Bond has served as Corporate Vice President, Gaming Ecosystem at Microsoft Corporation, a multinational technology company. Since joining Microsoft in April 2017, she has held several senior roles, including Corporate Vice President, Gaming Partnerships & Business Development. From September 2015 to April 2017, she served as Senior Vice President, Strategy & Emerging Business at T-Mobile US, Inc., a wireless network operator, and held various other senior roles at T-Mobile since March 2011. From September 2006 to March 2011, Ms. Bond held various leadership roles with McKinsey & Company, focused on consumer digital businesses. She currently serves on the board of directors of Chegg, Inc. Ms. Bond holds a B.A. from Yale University and an M.B.A. from Harvard University. We believe Ms. Bond is qualified to serve on our Board of Directors based on her broad business, industry and technology experience, including her background with disruptive technologies in the traditional software, gaming and telecommunications industries.
Timothy Haley has served as a member of our Board of Directors since October 2010. Mr. Haley is a Managing Director at Redpoint Ventures, a venture capital firm, which he co-founded in 1999. Prior to co-founding Redpoint Ventures, Mr. Haley was a Managing Director of Institutional Venture Partners, a venture capital firm. From 1986 to 1998, Mr. Haley was the President of Haley Associates, an executive recruiting firm in the high technology industry. Mr. Haley currently serves on the boards of directors of Netflix, Inc., 2U, Inc., and several private companies. Mr. Haley is also on the Board of Trustees of Santa Clara University. Mr. Haley holds a B.A. in Philosophy from Santa Clara University. We believe Mr. Haley is qualified to serve on our Board of Directors based on his strategic and financial experience. He has evaluated, invested in, and served as a board member of numerous companies. His executive recruiting background also provides our Board of Directors with insight into talent selection and management.
Jason Pressman has served as a member of our Board of Directors since September 2008. Mr. Pressman is a Managing Director at Shasta Ventures, a venture capital firm, where he has worked since 2005. Prior to Shasta Ventures, Mr. Pressman served as a Vice President of Strategy and Operations at Walmart.com, a subsidiary of Wal-Mart Stores, Inc., a worldwide retailer, from 2000 to 2004. Mr. Pressman currently serves on the boards of directors of a number of private companies. Mr. Pressman holds a B.S. in Finance from the University of Maryland, College Park and an M.B.A. from Stanford University. We believe Mr. Pressman is qualified to serve on our Board of Directors based on his operations and strategy experience gained from the retail industry and his corporate finance expertise gained in the venture capital industry serving on the boards of directors of various technology companies.
Magdalena Yesil has served as a member of our Board of Directors since May 2017. She is the Executive Chair of Informed, Inc., an artificial intelligence software company serving the financial services industry, since April 2016. In 2010, Ms. Yesil co-founded Broadway Angels, an angel investment group. Ms. Yesil was also an early investor in salesforce.com, inc., and was a founding member of that company’s board of directors, where she served for more than five years. She was a General Partner at U.S. Venture Partners, a venture capital firm, from 1998 to 2006. Ms. Yesil founded MarketPay Associates, L.L.C., a software company, and served as its Chief Executive Officer and President from 1996 to 1997. She also co-founded and served as Vice President of Marketing and Technology of CYCH, Inc. (f/k/a CyberCash, Inc.), a secure electronic payment company. Ms. Yesil currently serves on the boards of directors of Smartsheet Inc., SoFi Social Finance Inc., and certain other private and non-profit entities. Ms. Yesil also served on the board of directors of RPX Corporation from March 2017 to June 2018. Ms. Yesil holds a B.S. in Industrial Engineering and Management Science and an M.S. in Electrical Engineering from Stanford University. We believe Ms. Yesil is qualified to serve on our Board of Directors based on her extensive experience as an investor in the technology industry and a founder of multiple technology companies, as well as her public and private company board experience.
There are no family relationships among our directors and executive officers.

Non-Employee Director Compensation Arrangements
Our Compensation Committee, after considering the information, analysis and recommendation provided by our independent compensation consultant, Compensia, Inc. (Compensia), including data regarding compensation paid to non-employee directors by companies in our compensation peer group (as described in “Compensation Discussion and Analysis - Peer Group Companies for Competitive Positioning”), evaluates the appropriate level and form of compensation for non-employee members of our Board of Directors and recommends changes to our Board of Directors when appropriate.
The compensation of our non-employee directors for fiscal 2021 is described below. Messrs. Fenton, Haley and Pressman have waived all compensation for service as a director while the venture capital funds with which they are affiliated are Zuora stockholders, and accordingly they did not receive any compensation for fiscal 2021. We do not pay management directors for service on our Board of Directors.
Non-Employee Director Cash Compensation
Each non-employee director was entitled to receive an annual cash retainer for service on our Board of Directors and each Committee during fiscal 2021 as follows:

Director Position	FY21 Annual Cash Retainer ($)
Board of Directors:
Lead Independent Director(1)	15,000
Member	30,000
Committee Chairperson:
Audit Committee	20,000
Compensation Committee	10,500
Governance Committee	7,500
Committee Member:
Audit Committee	7,500
Compensation Committee	5,000
Governance Committee	3,500
_____________________

(1)    The Lead Independent Director retainer is in addition to the retainer for service as a member of the Board of Directors.

A non-employee director may annually elect to receive RSUs in lieu of cash compensation by making an irrevocable election on or prior to January 31 of each calendar year. The number of shares receivable upon such election is calculated by dividing the total amount of cash compensation payable to such director for such fiscal year by the closing price of our Class A common stock on February 1 of such fiscal year. These RSUs fully vest on January 31 following the year of grant, so long as the non-employee director continues to serve on our Board of Directors through such date, or, if earlier, upon the consummation of a corporate transaction (as defined in our 2018 Equity Incentive Plan (2018 Plan)).
Non-Employee Director Equity Compensation
In addition to the cash compensation described above, each non-employee director was entitled to receive RSUs under our 2018 Plan during fiscal 2021, as follows:
Initial Appointment RSU Grant. Each new non-employee director appointed to our Board of Directors was granted RSUs (Initial Appointment RSUs) on the date of his or her appointment with an aggregate value of $275,000 based on the closing price of our Class A common stock on the date of grant. The aggregate value of the Initial Appointment RSUs may be increased by our Chief Executive Officer in his sole discretion, provided that such value, when combined with other equity or cash compensation received by such new non-employee director, may not exceed $900,000 in the calendar year of initial appointment. Initial Appointment RSU awards vest with respect to one-third of the total number of RSUs subject to such award each year beginning on the anniversary of the date of grant, so long as the non-employee director continues to provide services to us through each such vesting date. In addition, Initial Appointment RSUs fully vest upon the consummation of a corporate transaction (as defined in our 2018 Plan).
Annual RSU Grant. Each non-employee director who served on the Board of Directors for at least six months prior to the date of each annual meeting of stockholders, and who continued to serve on our Board of Directors following such annual meeting, was automatically granted RSUs (Annual RSUs) on the date of such annual meeting having an aggregate value of $150,000 based on the closing price of our Class A common stock on the date of grant. The Annual RSUs fully vest on the earlier of (i) the date of the following year’s annual meeting of stockholders and (ii) the anniversary of the date of grant, provided the non-employee director continues to provide services to us through such vesting date. In addition, the Annual RSUs fully vest upon the consummation of a corporate transaction (as defined in our 2018 Plan).
Each non-employee director serving on our Board of Directors on June 23, 2020, the date of our 2020 annual meeting, and who did not waive his or her right to compensation, was granted RSUs (2020 RSUs) having an aggregate value of $150,000 based on the closing price of our Class A common stock on the date of grant. The 2020 RSUs will fully vest on June 22, 2021.
Pursuant to the terms of our 2018 Plan, none of the equity awards described above may exceed $650,000 in a calendar year (or $900,000 in the calendar year of a non-employee director’s initial service on our Board of Directors), when combined with the cash compensation received by such non-employee director for service on our Board of Directors.
Fiscal 2021 Director Compensation
The following table provides information for fiscal 2021 regarding all compensation awarded to, earned by or paid to each person who served as a director for some portion or all of fiscal 2021, other than Mr. Tzuo, the Chairman of our Board of Directors and Chief Executive Officer. Mr. Tzuo is not included in the table below, as he is an employee and receives no compensation for his service as director. The compensation received by Mr. Tzuo as an employee is set forth in the “Executive Compensation” section below.

Name	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)(1)(2)	Total ($)
Omar P. Abbosh(3)	15,897	274,994	290,891
Sarah R. Bond(4)	15,897	274,994	290,891
Peter Fenton	—	—	—
Kenneth A. Goldman(5)	50,000	149,991	199,991
Timothy Haley	—	—	—
Jason Pressman	—	—	—
Michelangelo Volpi(6)	—	—	—
Magdalena Yesil(7)	52,500	149,991	202,491
_____________________
(1)    Messrs. Fenton, Haley, Pressman and Volpi waived all cash and equity compensation payable to them for their service on our Board of Directors during fiscal 2021.
(2)     The amounts reported in this column represent the aggregate grant date fair value of RSU awards for Class A common stock made to directors in fiscal 2021, as computed in accordance with Financial Accounting Standards Board (FASB) Accounting Standards Codification Topic 718, Compensation – Stock Compensation (ASC 718). These amounts reflect the accounting cost for these RSUs and do not represent the actual economic value that may be realized by the director. For information on the assumptions used to calculate the grant date fair value of the RSU awards, refer to Note 16 to our consolidated financial statements included in our Annual Report on Form 10-K for the fiscal year ended January 31, 2021.

(3)    As of January 31, 2021, Mr. Abbosh held RSUs for 23,070 shares of our Class A common stock. The RSUs will vest as to 1/3 of the total number of shares underlying the award on each of July 21, 2021, July 21, 2022, and July 21, 2023.
(4)    As of January 31, 2021, Ms. Bond held RSUs for 23,070 shares of our Class A common stock. The RSUs will vest as to 1/3 of the total number of shares underlying the award on each of July 21, 2021, July 21, 2022, and July 21, 2023.
(5)    As of January 31, 2021, Mr. Goldman held RSUs for 11,244 shares of our Class A common stock and options to purchase 75,000 shares of Class B common stock. The RSUs will fully vest on June 22, 2021. The stock option, which was granted before our initial public offering (IPO) to purchase up to 150,000 shares of our Class B common stock, vests over a four-year period at the rate of 1/16th of the shares underlying the option quarterly following the February 1, 2016 vesting commencement date and expires up to ten years after the date of grant. The stock option is early exercisable and, in the event of a change in control, all of the unvested shares subject to the stock option will become immediately vested and exercisable as of the date immediately prior to the change in control. As of January 31, 2021, the stock option was fully vested. For Mr. Goldman's other holdings, please see footnote 9 to the table under “Security Ownership of Certain Beneficial Owners and Management” below.
(6)    Mr. Volpi served on our Board of Directors during fiscal 2021 until immediately prior to the election of directors at our 2020 annual meeting of stockholders held on June 23, 2020.
(7)    As of January 31, 2021, Ms. Yesil held RSUs for 9,578 shares of our Class A common stock and options to purchase 101,561 shares of Class B common stock. The RSUs will fully vest on June 18, 2020. The stock option, which was granted prior to our IPO to purchase up to 125,000 shares of our Class B common stock, vests over a four-year period at the rate of 1/16th of the shares underlying the stock option quarterly following the May 23, 2017 vesting commencement date and expires up to ten years after the date of grant. The stock option is early exercisable and also provides that, in the event of a change in control, all of the unvested shares subject to the stock option will become immediately vested and exercisable as of the date immediately prior to the change in control. As of January 31, 2021, 15,624 shares of Class B common stock underlying the stock options were unvested.
Fiscal 2022 Director Compensation Changes
For fiscal 2022, Compensia conducted an independent review and benchmarking of our non-employee director compensation program on behalf of our Compensation Committee. Based on such benchmarking, our Compensation Committee recommended modifications to the compensation for our non-employee directors to generally align with the median of the competitive market. Our Board of Directors approved the following modifications to be effective beginning February 1, 2021:
The initial appointment RSU grant for non-employee directors was increased from a fair value of $275,000 to $400,000 and the annual RSU grant for non-employee directors was increased from a fair value of $150,000 to $175,000. The cash retainer fees were increased as described below:
•Lead Independent Director - increased from $15,000 to $16,000
•Compensation Committee chair - increased from $10,500 to $12,800
•Governance Committee chair - increased from $7,500 to $7,900
•Audit Committee member - increased from $7,500 to $9,300
•Governance Committee member - increased from $3,500 to $4,000
There were no other significant changes to the terms of the compensation for non-employee directors, including no changes to vesting, proration and deferral.
Our Board of Directors recommends that you vote “FOR ALL” nominees in the election of Class III directors

PROPOSAL NO. 2:

RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED
PUBLIC ACCOUNTING FIRM
Our Audit Committee has selected KPMG LLP as our independent registered public accounting firm to perform the audit of our consolidated financial statements for our fiscal year ending January 31, 2022 (fiscal 2022). KPMG LLP has audited our financial statements since 2011.
Our Audit Committee recommends that stockholders vote for ratification of its selection of KPMG LLP as our independent registered public accounting firm for the fiscal year ending January 31, 2022, which ratification requires the affirmative vote of a majority of the voting power of the shares present at the Annual Meeting or represented by proxy at the Annual Meeting and voting “FOR” or “AGAINST” the matter. In the event that KPMG LLP is not ratified by our stockholders, the Audit Committee will review its future selection of KPMG LLP as our independent registered public accounting firm.
Representatives of KPMG LLP will be present at the Annual Meeting and will have an opportunity to make a statement at the Annual Meeting, if they desire to do so, and to respond to appropriate questions.
Independent Registered Public Accounting Firm Fees and Services
We regularly review the services and fees from our independent registered public accounting firm. These services and fees are also reviewed with our Audit Committee annually. In accordance with standard policy, KPMG LLP periodically rotates the individuals who are responsible for our audit.
In addition to performing the audit of our consolidated financial statements, KPMG LLP provided various other services during the fiscal years ended January 31, 2020 and 2021. Our Audit Committee has determined that KPMG LLP’s provision of these services, which are described below, does not impair KPMG LLP's independence from us. During the fiscal years ended January 31, 2020 and 2021, fees for services provided by KPMG LLP were as follows:

	FY2020	FY2021
Audit fees(1)	$2,049,700	$2,006,000
Audit-related fees(2)	—	83,000
Tax fees(3)	34,300	27,700
Other fees(4)	1,780	1,780
Total fees	$2,085,780	$2,118,480
_____________________

(1)    “Audit fees” include fees for audit services primarily related to the audit of our annual consolidated financial statements; the review of our quarterly consolidated financial statements; consents and assistance with and review of documents filed with the SEC and other accounting and financial reporting consultation and research work billed as audit fees or necessary to comply with the standards of the Public Company Accounting Oversight Board (United States).
(2)    “Audit-related fees” include fees for comfort letters, assurance and related services that are reasonably related to the performance of the audit or review of our financial statements. This category also includes fees related to statutory audits required by non-U.S. jurisdictions.
(3)    “Tax fees” include fees for tax compliance and advice. Tax advice fees encompass a variety of permissible tax services, including technical tax advice related to federal and state income tax matters, assistance with sales tax and assistance with tax audits.
(4)    “Other fees” include fees for services other than the services reported in audit fees, audit-related fees, and tax fees. These fees relate to our subscription to KPMG LLP’s accounting research tool.

Policy on Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services of Independent Registered Public Accounting Firm
Our Audit Committee’s policy is to pre-approve all audit and permissible non-audit services provided by the independent registered public accounting firm, the scope of services provided by the independent registered public accounting firm and the fees for the services to be performed. In addition, the Audit Committee has established procedures by which the Chairperson of the Audit Committee may pre-approve such services up to $50,000 per service matter or project, subject to ratification by the Audit Committee at its next regularly scheduled quarterly meeting following such approval. Services that require pre-approval include audit services, audit-related services, tax services and other services. Pre-approval is detailed as to the particular service or category of services and is generally subject to a specific budget. The independent registered public accounting firm and management are required to periodically report to the Audit Committee regarding the extent of services provided by the independent registered public accounting firm in accordance with this pre-approval, and the fees for the services performed to date.
All of the services relating to the fees described in the table above were approved by our Audit Committee.
Our Board of Directors recommends that you vote “FOR” the ratification of the appointment of KPMG LLP as our independent registered public accounting firm for fiscal 2022

PROPOSAL NO. 3:

NON-BINDING ADVISORY VOTE ON THE COMPENSATION
OF OUR NAMED EXECUTIVE OFFICERS

In accordance with the rules of the SEC, we are providing stockholders with an opportunity to make a non-binding, advisory vote on the compensation of our Named Executive Officers. This non-binding advisory vote is commonly referred to as a “say-on-pay” vote. The non-binding advisory vote on the compensation of our Named Executive Officers, as disclosed in this Proxy Statement, will be determined by the vote of a majority of the voting power of the shares present at the Annual Meeting or represented by proxy at the Annual Meeting and voting “FOR” or “AGAINST” on the matter.

Stockholders are urged to read the “Executive Compensation” section of the Proxy Statement, which discusses how our executive compensation policies and procedures implement our compensation philosophy and contains tabular information and narrative discussion about the compensation of our Named Executive Officers. Our Compensation Committee and Board of Directors believe that these policies and procedures are effective in implementing our compensation philosophy and in achieving our goals. Accordingly, we ask our stockholders to vote “FOR” the following resolution at the Annual Meeting.

“RESOLVED, that our stockholders approve, on a non-binding advisory basis, the compensation of the Named Executive Officers, as disclosed in the Proxy Statement pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, the compensation tables and narrative discussion and the other related disclosures.”

As an advisory vote, this proposal is not binding. However, our Board of Directors and Compensation Committee, which is responsible for designing and administering our executive compensation program, value the opinions expressed by stockholders in their vote on this proposal and will consider the outcome of the vote when making future compensation decisions for our Named Executive Officers.

Our Board of Directors recommends that you vote “FOR” the approval, on a non-binding advisory basis, of the compensation of our Named Executive Officers

EXECUTIVE OFFICERS

The following sets forth certain information regarding our current executive officers as of April 28, 2021:

Name	Age	Position(s)
Tien Tzuo	53	Chairman of the Board of Directors and Chief Executive Officer
Todd E. McElhatton	54	Chief Financial Officer
Jennifer W. Pileggi	56	Senior Vice President, General Counsel, and Secretary
Robert J. E. Traube	54	Chief Revenue Officer
Sridhar N. Srinivasan	49	Chief Product & Technology Officer

Tien Tzuo's biography is set forth in the section titled “Proposal 1: Election of Directors” above.

Todd E. McElhatton has served as our Chief Financial Officer since June 2020. Prior to joining us, Mr. McElhatton served as the Senior Vice President and Chief Financial Officer, Cloud Business Group, at SAP SE, a multinational software company, from June 2018 to June 2020, and as Senior Vice President and Chief Financial Officer of SAP North America from February 2017 to June 2018. Prior to that, he served as Vice President and Chief Financial Officer, Hybrid Cloud Business, at VMware, Inc., a virtualization and cloud infrastructure solutions company, from August 2014 to February 2017. Previously, he held senior positions at Oracle Corporation and Hewlett Packard. Mr. McElhatton holds a B.A. in Business Administration from Southern Methodist University and an M.B.A. from the University of Tennessee.

Jennifer W. Pileggi has served as our Senior Vice President, General Counsel, and Corporate Secretary since June 2015. Prior to joining us, Ms. Pileggi served as Senior Vice President, General Counsel, Chief Compliance Officer, and Corporate Secretary at Silicon Graphics International Corp., a high-performance computing server manufacturer, from September 2011 to May 2015. Prior to that, she served as Executive Vice President, General Counsel, Chief Privacy Officer, and Corporate Secretary at Conway Inc., a transportation and supply chain solutions company. Ms. Pileggi holds a B.A. from Yale University and a J.D. from New York University.

Robert J. E. Traube has served as our Chief Revenue Officer since October 2019. Prior to joining us, Mr. Traube served as Vice President, Strategic and Vertical Accounts, North America at Adobe Inc., a computer software company, from December 2012 to October 2019, and as its Vice President, Industry Strategy and Marketing, Digital Marketing from January 2010 to November 2012. Previously, he held executive sales positions at Mercado Software and Omniture, Inc., and served in a senior business development role at ClickSoftware Technologies Ltd. Mr. Traube holds a B.Eng. in Production Engineering from the University of Nottingham and an M.B.A. from Cass Business School at City, University of London.

Sridhar N. Srinivasan has served as our Chief Product & Engineering Officer since January 2021. Prior to joining us, Mr. Srinivasan served as Senior Vice President and General Manager, Team Collaboration Group at Cisco Systems, Inc., a networking and telecommunications company, from October 2018 to December 2020 and as Vice President and General Manager, from March 2018 to October 2018. From June 2005 to February 2018, he held several senior engineering and leadership positions at Microsoft Corporation, a multinational technology company, including serving as Chief Technology Officer, Microsoft Dynamics 365 from December 2017 to February 2018, General Manager, Microsoft Dynamics 365 Enterprise Apps from July 2016 to December 2017, and General Manager, Microsoft Dynamics Cloud Platform from October 2013 to June 2016. Mr. Srinivasan holds a B.S. in Computer Science from the Birla Institute of Technology.

EXECUTIVE COMPENSATION
Compensation Discussion and Analysis

Overview

This Compensation Discussion and Analysis describes the philosophy, objectives, and structure of our compensation program for our “named executive officers” (referred to in this Proxy Statement as “Named Executive Officers” or “NEOs”) for our fiscal year ended January 31, 2021 (fiscal 2021). For fiscal 2021, our Named Executive Officers were our CEO, CFO, the three other most highly compensated executive officers, our former CFO, and our former Interim CFO, as listed below:

Name	Position
Tien Tzuo	Chairman of the Board of Directors and Chief Executive Officer
Todd McElhatton(1)	Chief Financial Officer
Jennifer Pileggi	Senior Vice President, General Counsel & Corporate Secretary
Robbie Traube	Chief Revenue Officer
Brent Cromley(2)	Senior Vice President, Technology
Tyler Sloat(3)	Former Chief Financial Officer
Paolo Battaglini(4)	Former Interim Chief Financial Officer

(1) Mr. McElhatton joined Zuora as our Chief Financial Officer on June 22, 2020.
(2) In January 2021, after Mr. Cromley informed Zuora of his intention to resign as our Senior Vice President, Technology, effective on May 19, 2021, we entered into a transition agreement with him. We expect Mr. Cromley to provide consulting services to Zuora through November 19, 2021 pursuant to his transition agreement dated January 11, 2021. For more information, see “Offer Letters and Employee Agreements” below.
(3) Mr. Sloat served as our Chief Financial Officer until his resignation effective on April 5, 2020.
(4) Mr. Battaglini served as our Interim Chief Financial Officer from April 5, 2020 through June 21, 2020. Mr. Battaglini previously served as our Vice President, Chief Accounting Officer, and returned to this role upon conclusion of his services as Interim Chief Financial Officer. Mr. Battaglini resigned as an employee effective January 22, 2021.

Executive Summary

Fiscal 2021 Financial Performance Highlights

•Subscription revenue was $242.3 million in fiscal 2021, an increase of $35.8 million, or 17%, compared to fiscal 2020.

•Total revenue was $305.4 million in fiscal 2021, an increase of $29.4 million, or 11%, compared to fiscal 2020.

•Total cost of revenue was $130.8 million, or 43% of total revenue, in fiscal 2021 compared to $134.2 million, or 49% of total revenue, in fiscal 2020.

•Loss from operations was $73.9 million, or 24% of total revenue, in fiscal 2021 compared to a loss of $85.7 million, or 31% of total revenue, in fiscal 2020.

Fiscal 2021 Executive Compensation Highlights

The Compensation Committee has structured our executive compensation program to ensure that our Named Executive Officers are compensated in a manner consistent with competitive pay practices and aligned with stockholder interests. Our overall compensation program consists of three components: base salary, cash incentive bonus, and long-term equity incentive compensation. Following are highlights of key compensation actions that were taken with respect to our Named Executive Officers for fiscal 2021:

•Base Salaries. Due to the financial and economic uncertainty presented by the COVID-19 pandemic, our CEO and executive management team decided not to provide merit-based increases to base salaries generally company-wide for fiscal 2021. Accordingly, our Compensation Committee did not provide any base salary increases for our Named Executive Officers in fiscal 2021.

•Cash Incentive Targets and Bonuses. The Compensation Committee made the determination to maintain for fiscal 2021 the same annual cash incentive targets as a percentage of base salary for our Named Executive Officers that had been in place for fiscal 2020. As a result, the actual cash incentive compensation payments made to our Named Executive Officers for fiscal 2021 represented, on average, 99% of their target cash bonus opportunities. This 99% average payment reflects amounts earned pursuant to achievement of our fiscal 2021 metrics.

•Long-Term Equity Incentive Compensation. Our Named Executive Officers were granted long-term incentive compensation in fiscal 2021 in the form of options to purchase shares of our Class A common stock and restricted stock units (RSUs), except for our CEO who received only an option to purchase shares of our Class A common stock. Stock option grants support the achievement of strong share price growth and RSU grants serve to align the interests of management and our stockholders and act as an important retention mechanism. The RSUs and options vest over four years, provided the executive continues to provide services to Zuora through each vesting date. In determining the size of the equity awards granted to our executive officers, the Compensation Committee took into consideration the recommendations of our CEO (except with respect to his own equity award) and other factors, including the comparative awards granted to similar positions at our peer companies, the performance and expected performance of the executive officer, and the existing equity holdings of each executive officer.

•Executive Management Transitions. Mr. Sloat resigned as our Chief Financial Officer effective April 5, 2020. Mr. Battaglini served as our Interim Chief Financial Officer from April 5, 2020 until June 21, 2021. Mr. Battaglini previously served as our Vice President, Chief Accounting Officer, and returned to such role on June 22, 2021, and until his last day with Zuora on January 22, 2021. Mr. McElhatton was appointed as our new Chief Financial Officer as of June 22, 2020. Mr. Srinivasan was appointed as our Chief Product and Engineering Officer in January 2021. In January 2021, Mr. Cromley informed Zuora of his intention to resign as Senior Vice President, Technology, effective on May 19, 2021. We expect Mr. Cromley to provide consulting services to Zuora through November 19, 2021 pursuant to his transition agreement dated January 11, 2021. For more information, see “Offer Letters and Employee Agreements” below.

Pay-for-Performance Alignment
We believe our executive compensation program is reasonable and competitive, and appropriately balances the goals of attracting, motivating, rewarding, and retaining a talented leadership team and to appropriately reward them for their contributions to the business. To ensure our executive officers’ interests are aligned with those of our stockholders, a significant portion of their target total direct cash compensation opportunity each year is “at-risk” and will vary above or below target levels commensurate with our corporate and financial performance. In addition, our Named Executive Officers receive a substantial amount of equity compensation in the form of RSUs and options that further strengthen their long-term alignment with the interests of our stockholders. In the case of our CEO, his fiscal 2021 equity award was delivered entirely in the form of stock options that will only deliver realized compensation in the event our share price appreciates over time. Our CEO's all-option equity structure is inherently performance-based and is intended to align with the long-term interests of our stockholders.

We emphasize at-risk compensation that appropriately rewards our executive officers for delivering financial, operational, and strategic results tied to pre-established goals. In addition, our variable programs provide the opportunity for more significant rewards for exceeding these goals, through our cash bonus plan, as well as the options and RSU awards. The following charts show the percentages of target variable pay versus target fixed pay for our Chief Executive Officer and our other Named Executive Officers in fiscal 2021:
* Note: This chart does not include compensation information for Messrs. Sloat and Battaglini. Mr. Sloat left Zuora before earning any annual incentive bonus or long-term equity incentive compensation for fiscal 2021. Mr. Battaglini served as our interim CFO for less than 3 months and left Zuora before earning his full fiscal 2021 bonus.

The percentages in the charts above represent the target compensation for the CEO and the average target compensation for the other Named Executive Officers, except for Messrs. Sloat and Battaglini, for fiscal 2021. Long-term equity incentive compensation represents the ASC 718 value that is set forth in the Summary Compensation Table below.

Governance Policies and Practices

Our Compensation Committee maintains several policies and practices that assist in oversight of our executive compensation program. In addition, the Compensation Committee evaluates our executive compensation program on at least an annual basis to ensure that it is consistent with our short-term and long-term goals, given the dynamic nature of our business and the market in which we compete for executive talent.

The following summarizes our executive compensation and related policies and practices:

What we do	What we don’t do
☑ Maintain an Independent Compensation Committee. Our Compensation Committee is composed solely of independent directors who determine our executive compensation strategy.

☑ Maintain an Independent Compensation Committee Advisor. The Compensation Committee engages and retains its own advisors. During fiscal 2021, the Compensation Committee engaged Compensia to assist with its responsibilities. Compensia performs no consulting or other services for Zuora.

☑ Conduct Annual Compensation Review. The Compensation Committee conducts an annual review of our executive compensation philosophy and strategy, including a review of the compensation peer group used for comparative purposes.

☑ Perform Annual Compensation-Related Risk Assessment. We conduct an annual evaluation of our compensation programs, policies, and practices to ensure that they reflect an appropriate level of risk-taking, and do not encourage our employees to take excessive or unnecessary risks that could have a material adverse impact on us.

☑ Pay-for-Performance Philosophy. Our cash incentive compensation program for executives is based on our achievement of performance metrics. Our long-term equity compensation program incentivizes corporate performance.

☑ Emphasize Long-Term Equity Compensation. The Compensation Committee uses equity awards primarily with multi-year vesting requirements to deliver long-term incentive compensation opportunities to our executive officers, including our Named Executive Officers, that aligns their interests directly with our stockholders.

☑ Maintain Stock Ownership Guidelines. We maintain stock ownership guidelines for the members of our Board of Directors and executive officers, including our Named Executive Officers, which requires each of them to own a specified amount of our common stock, by no later than August 2024, or if later, five years of becoming a director or executive officer.

☑ Maximum Payout Cap. Our fiscal 2021 Bonus Plan contains maximum payout caps to avoid excessive incentive compensation payments to our NEOs.

☑ Limit on Non-employee Director Awards. We use automatic annual RSU awards to non-employee directors based on a fixed dollar value, as well as a maximum annual total compensation limit for our non-employee directors of $650,000 (or $900,000 in their initial year as a member of our Board of Directors).

☒ No Executive Retirement Plans. We do not offer pension arrangements or retirement plans or arrangements with our Named Executive Officers that are different from or in addition to those offered to our other employees.

☒ No Excise Tax “Gross-Ups” or Payments. We do not provide any “gross-ups” or tax payments that our employees might owe as a result of the application of Sections 280G or 4999 of the Tax Code.

☒ No Special Welfare or Health Benefits. While our Named Executive Officers participate in broad-based company-sponsored health and welfare benefit programs on the same basis as our other full-time, salaried employees, we do not provide them with any special welfare or health benefits.

☒ Do Not Permit Hedging or Short Sales. We prohibit employees, including our executive officers, and the non-employee members of our board of directors from engaging in certain transactions or arrangements that are intended to increase in value based on a decrease in value of Zuora securities, such as short sales or put options.

☒ Do Not Permit Pledging. We prohibit our executive officers and the non-employee members of our Board of Directors from holding our securities in a margin account or pledging our securities as collateral for a loan, unless it can be demonstrated that the pledgee has the financial capacity to repay the loan without resort to pledged securities, subject to approval by our compliance officer.

☒ No “Single-Trigger” Change in Control Arrangements. The post-employment compensation arrangements for our executive officers, including our NEOs, do not provide for single trigger accelerated vesting upon a change in control.

☒ No Excessive Perks. We generally do not provide any executive-specific perquisites to our NEOs.

Compensation Philosophy and Guiding Principles

We have designed our executive compensation program to reward our executive officers, including our Named Executive Officers, at a level consistent with our overall strategic and financial performance and to provide remuneration sufficient to attract, retain, and motivate them to exert their best efforts in the highly-competitive, technology-oriented environments in which we operate. We believe that competitive compensation packages consisting of a combination of base salaries, annual cash bonus opportunities, and long-term incentive equity awards that are earned over a multi-year period, enable us to attract top talent, motivate successful short-term and long-term performance, satisfy our retention objectives, and align the compensation of our executive officers with our performance and long-term value creation for our stockholders.

The Compensation Committee annually reviews and analyzes market trends and the prevalence of various compensation delivery vehicles and adjusts the design and operation of our executive compensation program from time to time as it deems necessary and appropriate. In designing and implementing the various elements of our executive compensation program, the Compensation Committee considers market and industry practices. While the Compensation Committee considers a multitude of factors in its deliberations, it places no formal weighting on any one factor.

As we continue to grow, the Compensation Committee will evaluate our compensation philosophy and program objectives as circumstances require. At a minimum, we expect the Compensation Committee to review executive compensation annually.

Say-on-Pay Vote Results
At our annual meeting of stockholders in June 2020, our stockholders had the opportunity to cast an annual advisory vote on the compensation of our Named Executive Officers (commonly known as a “say-on-pay” vote). Over 98% of the votes cast on the proposal approved, on an advisory basis, the compensation of our Named Executive Officers as disclosed in last year's proxy statement. Although the vote is non-binding, our Compensation Committee considers the results of the say-on-pay vote when making compensation decisions, allowing our stockholders to provide input on our compensation philosophy, policies and practices. The Compensation Committee believes that our voting results reflects the company's efforts to properly align pay with performance while also aligning management and stockholder interests. Consequently, our Compensation Committee did not make any significant changes to our executive compensation policies and practices based on its review of the 2020 say-on-pay voting results. We value the opinions of our stockholders and our Compensation Committee and Board of Directors will continue to consider the outcome of future advisory votes, including the say-on-pay vote which will take place at the Annual Meeting, when making compensation decisions for the named executive officers.

Compensation-Setting Process
Role of the Compensation Committee
The Compensation Committee, among its other responsibilities, establishes our overall compensation philosophy and reviews and approves our executive compensation program, including the specific compensation of our executive officers, including our Named Executive Officers, except for our CEO, for whom the Compensation Committee makes recommendations to the Board and the Board makes the final determination of the CEO's compensation. The Compensation Committee has the authority to retain special counsel and other advisors, including compensation consultants, to assist in carrying out its responsibilities to determine the compensation of our executive officers. The Compensation Committee’s authority, duties, and responsibilities are described in its charter, which is reviewed annually and revised and updated as warranted.

While the Compensation Committee determines our overall compensation philosophy and approves the compensation of our executive officers, it relies on its independent compensation consultant, Compensia, and legal counsel, as well as our CEO, our Chief Human Resources Officer (or CHRO), and our executive compensation staff to formulate recommendations with respect to specific compensation actions. The

Compensation Committee makes all final decisions regarding compensation levels and design, including base salaries, target annual cash bonus opportunities, actual cash bonus payments, and long-term incentives in the form of equity awards, for our Named Executive Officers, except for our CEO. For our CEO, the Compensation Committee provides a recommendation to the Board of Directors and the Board makes the final determination of the CEO’s compensation. The Compensation Committee meets on a regularly-scheduled basis and at other times as needed. The Compensation Committee periodically reviews compensation matters, including those pertaining to our CEO, with our Board of Directors.

At the beginning of each fiscal year, the Compensation Committee reviews our executive compensation program, including any incentive compensation plans and arrangements, to assess whether our compensation elements, actions, and decisions (i) are properly coordinated, (ii) are aligned with our values and corporate goals, (iii) provide appropriate short-term and long-term incentives for our executive officers, (iv) achieve their intended purposes, (v) are competitive with the compensation of executives in comparable positions at the companies with which we compete for executive talent, and (vi) align the interests of our executive officers with our stockholders. Following this assessment, the Compensation Committee makes any necessary or appropriate modifications to our existing plans and arrangements or adopts new plans or arrangements.

The Compensation Committee also conducts an annual review of our executive compensation strategy to ensure that it is appropriately aligned with our business strategy and achieving our desired objectives. Further, the Compensation Committee reviews market trends and changes in competitive compensation practices, as further described below. Based on its review and assessment, the Compensation Committee determines changes to our executive compensation program and, from time to time, recommends changes in our executive compensation program to our Board of Directors.

The factors considered by the Compensation Committee in determining the compensation of our executive officers, including our Named Executive Officers, for fiscal 2021 included:
•the financial and economic uncertainty presented by the COVID-19 pandemic;
•the recommendations of our CEO (except with respect to his own compensation);
•our corporate growth and other elements of financial performance;
•our corporate achievements against one or more short-term and long-term performance objectives;
•the need to retain executives for competitive purposes;
•a review of the relevant competitive market analysis prepared by its independent compensation consultants and advisors;
•the expected future contribution of the individual executive officer;
•historical compensation awards we have made to our executive officers; and
•internal pay equity based on the impact on our business and performance.

The Compensation Committee did not weigh these factors in any predetermined manner, nor did it apply any formulas in making its decisions. The members of the Compensation Committee considered this information in light of their individual experience, knowledge of our company, knowledge of each executive officer, knowledge of the competitive market, and business judgment in making their decisions regarding executive compensation and our executive compensation program.

As part of this process, the Compensation Committee also evaluates the performance of our CEO each year and makes a recommendation to the Board of Directors for his base salary adjustments, target annual cash bonus opportunities, actual cash bonus payments, and long-term incentives in the form of equity awards. The Board of Directors makes the final determination and approval of our CEO’s compensation.

Role of our CEO
Our CEO works closely with our CHRO and the Compensation Committee in determining the compensation of our other executive officers, including the other Named Executive Officers. Typically, our CEO works with our CHRO and the Compensation Committee to recommend the structure of the annual bonus plan, and to identify and develop corporate performance objectives for such plan, and to evaluate actual performance against the selected measures. Our CEO also makes recommendations to the Compensation Committee as described in the following paragraph and is involved in the determination of compensation for the respective executive officers who report to him.

At the beginning of each year, our CEO reviews the performance of our other executive officers, including the other Named Executive Officers, for the previous year, and then shares these evaluations with, and makes recommendations to, the Compensation Committee for each element of compensation. Using his subjective evaluation of each executive officer’s performance and taking into consideration historical compensation awards to our executive officers and our corporate performance during the preceding year, our CEO provides recommendations to the Compensation Committee on various compensation matters for the other Named Executive Officers, including on base salary adjustments, target annual cash incentive bonus percentages, actual bonus payments, and long-term incentives in the form of equity awards. The Compensation Committee then reviews these recommendations and considers the other factors described above, including market data, analysis and recommendations provided by Compensia, and makes decisions as to the target total direct compensation of each executive officer (other than our CEO).

While the Compensation Committee considers our CEO’s recommendations, as well as the competitive market analysis prepared by its compensation consultant, these recommendations and market data serve as only two of several factors in making its decisions with respect to the compensation of our executive officers. Ultimately, the Compensation Committee applies its own business judgment and experience to determine the individual compensation elements and amount of each element for our executive officers. Moreover, no executive officer participates in the determination of the amounts or elements of his or her own compensation.

Role of Compensation Consultant
Pursuant to its charter, the Compensation Committee has the authority to engage its own legal counsel and other advisors, including compensation consultants, as it determines in its sole discretion, to assist in carrying out its responsibilities. The Compensation Committee makes all determinations regarding the engagement, fees, and services of these advisors, and any such advisor reports directly to the Compensation Committee.

Pursuant to this authority, the Compensation Committee has engaged Compensia, a national compensation consulting firm, to provide information, analysis, and other assistance relating to our executive compensation program on an ongoing basis. The nature and scope of the services Compensia provided to the Compensation Committee were as follows:
•developed and subsequently updated the compensation peer group;
•provided advice with respect to compensation best practices and market trends for executive officers and members of our Board of Directors;
•conducted an analysis of the levels of overall compensation and each element of compensation for of our executive officers;
•conducted an analysis of the levels of overall compensation and each element of compensation for the members of our Board of Directors; and
•provided ad hoc advice and support throughout the year.

Representatives of Compensia attend meetings of the Compensation Committee as requested and also communicate with the Compensation Committee outside of meetings. Compensia reports to the Compensation Committee rather than to management, although Compensia may meet with members of management, including our CEO and members of our executive compensation staff, for purposes of gathering information on proposals that management may make to the Compensation Committee. During fiscal 2021, Compensia met with various executive officers to collect data and obtain management’s perspective on various executive compensation proposals.

The Compensation Committee may replace its compensation consultant or hire additional advisors at any time. Compensia has not provided any other services to us and has received no compensation other than with respect to the services described above.

The Compensation Committee has assessed the independence of Compensia taking into account, among other things, the various factors as set forth in Exchange Act Rule 10C-1 and the enhanced independence standards and factors set forth in the applicable listing standards of the New York Stock Exchange, and has concluded that its relationship with Compensia and the work of Compensia on behalf of the Compensation Committee has not raised any conflict of interest.

Peer Group Companies for Competitive Positioning
For purposes of comparing our executive compensation against the competitive market, the Compensation Committee reviews and considers the compensation levels and practices of a group of comparable technology companies. In August 2019 (fiscal 2020), the Compensation Committee, with the assistance of Compensia, developed and approved the following compensation peer group for purposes of understanding the competitive market for executive talent for the purposes of fiscal 2021 compensation decisions:

Fiscal 2021 Peer Group Companies
Alteryx	DocuSign	SurveyMonkey
AppFolio	Domo	Upland Software
BlackLine	Five9	Varonix Systems
Box	Instructure	Workiva
Carbon Black	New Relic	Yext
Cloudera	Q2 Holdings	Zendesk
Cornerstone OnDemand	Smartsheet
Coupa Software	SPS Commerce
Note: For fiscal 2021, the following companies were added to the peer group: Carbon Black, Domo, SurveyMonkey, Upland Software, Varonix Systems, and Yext. The following companies were removed from the peer group list from fiscal 2020, largely due to being acquired or no longer meeting the peer group criteria: Apptio, Ellie Mae, MINDBODY, Hortonworks, Hubspot, Okta, and Twilio.
The companies in this compensation peer group were selected on the basis of their similarity to us in terms of industry and financial characteristics, as determined using the following criteria:

•similar revenue size: ~0.5x to ~2.5x of ~$247 million
•similar market capitalization: ~0.25x to ~4.0x of our approximate market capitalization in August 2019 of ~$2.9 billion
•software-as-a-service business model with a focus on enterprise software
•public companies headquartered in the United States, with a preference for companies headquartered in California or the San Francisco Bay Area
•preference for high revenue growth companies
•preference for recent initial public offerings

When determining appropriate fiscal 2021 compensation levels, the Compensation Committee used this compensation peer group as a reference for understanding the compensation practices of companies in our industry sector.

To analyze the compensation practices of the companies in our compensation peer group, Compensia gathered data for the peer group companies from public filings and also used information drawn from the Radford’s Global Technology Survey & Global Sales Survey. This market data was then used as a reference point for the Compensation Committee to assess our current compensation levels in the course of its deliberations on compensation forms and amounts.

The Compensation Committee reviews our compensation peer group at least annually and makes adjustments to its composition as necessary or appropriate, taking into account changes in both our business and the businesses of the companies in the compensation peer group.

Compensation Elements

In fiscal 2021, the three primary elements of our executive compensation program were: (1) base salary, (2) cash incentive bonus, and (3) long-term equity incentive awards as described below:

Compensation Element	What this Element Rewards	Purpose and Key Features of Element
Base salary	Individual performance, level of experience, expected future performance and contributions	Provides competitive level of fixed compensation determined by the market value of the position, with actual base salaries established based on the facts and circumstances of each executive officer and each individual position
Annual cash bonuses	Achievement of pre-established corporate objectives for fiscal 2021	Motivate executive officers to achieve or exceed our corporate and financial short-term goals that are aligned with stockholders' interests.
Long-Term incentives	Achievement of corporate objectives designed to enhance long-term stockholder value and attract, retain, motivate, and reward executive officers over extended periods for achieving important corporate objectives	Equity awards that vest over four years and provide a variable “at risk” pay opportunity. Because the ultimate value of these equity awards is directly related to the market price of our common stock, and the awards are only earned over an extended period of time subject to vesting, they serve to focus management on the creation and maintenance of long-term stockholder value.

Our executive officers also participate in the standard employee benefit plans available to most of our employees. In addition, our executive officers are eligible for modest post-employment (severance and change in control) payments and benefits under certain circumstances.

Each of these compensation elements is discussed in detail below, including a description of the particular element and how it fits into our overall executive compensation and a discussion of the amounts of compensation paid to our executive officers, including our Named Executive Officers, in fiscal 2021 under each of these elements.

Base Salary
We believe that a competitive base salary is a necessary element of our executive compensation program so that we can attract and retain a stable management team. Base salaries for our executive officers are also intended to be competitive with those received by other individuals in similar positions at the companies with which we compete for talent, as well as equitable across the executive team.

Generally, we establish the initial base salaries of our executive officers through arm’s-length negotiation at the time we hire the individual executive officer, taking into account his or her position, qualifications, experience, and the base salaries of our other executive officers.

Thereafter, the Compensation Committee reviews the base salaries of our executive officers, including our Named Executive Officers, annually and makes adjustments to base salaries as it determines to be necessary or appropriate.

We typically conduct our annual review process for employees in the first quarter of each fiscal year and make merit-based adjustments to employee compensation, where appropriate. In April 2020, as a prudent cost-saving measure given uncertainties in economic and market conditions due to the current COVID-19 pandemic, our CEO and executive management team decided to not provide any merit-based increases for fiscal 2021 to base salaries generally company-wide at that time. Accordingly, the Compensation Committee did not approve any base salary increases for the Named Executive Officers for fiscal 2021. The base salaries of our Named Executive Officers for fiscal 2021 were as follows:

Base Salaries for Fiscal 2021 vs. Fiscal 2020
Name	Fiscal 2020 Base Salary	Fiscal 2021 Base Salary	Percentage Increase
Mr. Tzuo	$365,000	$365,000	—%
Mr. McElhatton(1)	$0	$400,000	—%
Ms. Pileggi	$325,000	$325,000	—%
Mr. Traube	$375,000	$375,000	—%
Mr. Cromley	$325,000	$325,000	—%
Mr. Sloat(2)	$365,000	$365,000	—%
Mr. Battaglini(3)	$287,820	$287,820	—%
(1) Mr. McElhatton’s employment commenced on June 22, 2020. The amount set forth above reflects his starting annual base salary as set forth in his offer letter. Because his base salary was prorated based on his start date, the salary earned by him for fiscal 2021 as reflected in our Summary Compensation Table differs from the amount set forth above.
(2) Mr. Sloat’s last day of employment with Zuora was April 5, 2020. Because his base salary was prorated to his termination date, the salary earned by him in fiscal 2021, as reflected in our Summary Compensation Table, differs from the amount set forth above.
(3) Mr. Battaglini’s base salary was not increased during his service as Interim Chief Financial Officer. Mr. Battaglini previously served as our Vice President, Chief Accounting Officer, and returned to this role upon termination of his services as Interim Chief Financial Officer. Mr. Battaglini’s last day of employment with Zuora was January 22, 2021. Because his base salary was prorated to his termination date, the salary earned by him in fiscal 2021, as reflected in our Summary Compensation Table, differs from the amount set forth above.

The actual base salaries earned by our Named Executive Officers in fiscal 2021 are set forth in the Summary Compensation Table below.

Sign-on Bonus for Mr. McElhatton
We provide sign-on bonuses when necessary and appropriate to advance Zuora’s and our stockholders’ interests, including to attract top executive-level talent from other companies. Sign-on bonuses are an effective means of offsetting the compensation opportunities an executive forfeits when he or she leaves a former employer to join our company.

Mr. McElhatton received a one-time sign-on bonus in connection with his hiring as our Chief Financial Officer, equal to $50,000. Mr. McElhatton's sign-on bonus was paid upon commencement of his employment with Zuora, and the after-tax portion received by Mr. McElhatton is subject to reimbursement by Mr. McElhatton if he voluntarily terminates his employment with us prior to June 22, 2022.

Incentive Bonus for Mr. Battaglini

In connection with Mr. Battaglini's service in the role of Interim CFO, the Compensation Committee of the Board of Directors of Zuora approved cash bonus and RSU awards for Mr. Battaglini, which awards were in addition to his then-current base salary and target bonus. In total, Mr. Battaglini received $51,115 in cash bonus payment in connection with his role as Interim CFO, including helping with the onboarding of Mr. McElhatton as our newly hired Chief Financial Officer. Mr. Battaglini received an award of 2,551 RSU shares; however, because he ceased providing services to Zuora before the vesting date, he did not vest in any of these RSUs.

Cash Incentive Plan
We use annual bonuses paid to motivate our executive officers, including our Named Executive Officers, to achieve our short-term financial and operational objectives while making progress towards our longer-term growth and other goals. Consistent with our executive compensation philosophy, these annual bonuses are intended to help us deliver a competitive total direct compensation opportunity to our executive officers. Annual cash bonuses are entirely performance-based, are not guaranteed, and may vary materially from year-to-year.

In February 2020, our Compensation Committee reviewed and approved the terms and conditions of our Cash Incentive Plan that provides the framework for establishing bonus plans each fiscal year for selected employees, including our Named Executive Officers. The Compensation Committee administers the Cash Incentive Plan and may delegate its administrative authority to our Senior Vice President of ZEO Success (currently, our CHRO) and Chief Financial Officer (together referred to as the “Executive Administrators”) for all employees, except for our executive officers and other members of Zuora’s executive management team (“Ecomm Members”).

The Compensation Committee has the sole discretion to determine with respect to executive officers and/or Ecomm Members: (a) the performance goals applicable to executive officers under the Cash Incentive Plan, which may include objective measures, subjective measures and any other measures determined by the Compensation Committee, including measures related to our company or the participant, and (b) the performance period applicable for goals under the Cash Incentive Plan, which performance periods may be different for different goals and that may be more or less than a fiscal year, e.g., quarterly or semi-annual performance periods.

The Compensation Committee and, as applicable, the Executive Administrators have the authority to determine the individual amounts paid to participants under the Cash Incentive Plan, including pro-rating payments for participants who were eligible during only a portion of a performance period. Any and all amounts owing to participants are earned on the date of payment and not sooner, and any employee who terminates employment with us before the date a payout is made under the Cash Incentive Plan, whether termination is voluntary or involuntary, will not earn any such cash incentive amount unless otherwise determined by the Compensation Committee or Executive Administrators, as applicable.

Fiscal 2021 Bonus Plan

Under the Cash Incentive Plan, the Compensation Committee approved the fiscal 2021 bonus plan (Fiscal 2021 Bonus Plan), which included approving the target bonus percentages for each of our Ecomm Members, including our Named Executive Officers, and the performance metrics for quarterly incentive bonus payouts during fiscal 2021. The Board, upon the Compensation Committee’s recommendation, approved for our CEO the target bonus percentage and the performance metrics for his quarterly incentive bonus payouts during fiscal 2021, which were the same as the metrics for the other NEOs.

Fiscal 2021 Target Bonus Percentages for NEOs

For fiscal 2021, the Compensation Committee, after consulting with Compensia and reviewing comparative data of the percentages of pay that is at risk for various officers at companies in our compensation peer group, approved the following annual cash bonus target opportunities for each of our Named Executive Officers under the Fiscal 2021 Bonus Plan, expressed as a percentage of his or her annual base salary:

Target Bonus Percentages for Fiscal 2021 vs. Fiscal 2020
Name	Target Annual Cash Bonus Opportunity		Fiscal 2021 Target Annual Cash Bonus Opportunity ($)(1)
	2020	2021
Mr. Tzuo	60%	60%	$219,000
Mr. McElhatton(2)	—%	75%	$184,110
Ms. Pileggi	50%	50%	$162,500
Mr. Traube	100%	100%	$375,000
Mr. Cromley	50%	50%	$162,500
Mr. Sloat	60%	—%	—
Mr. Battaglini	30%	30%	$86,346
(1) The fiscal 2021 target annual cash bonus opportunities reflect the base salaries of Messrs. Tzuo, Traube, Cromley, and Battaglini and Ms. Pileggi effective on February 1, 2020. The fiscal 2021 target annual cash bonus opportunity listed above for Mr. McElhatton reflects the amount he is entitled to receive pursuant to the terms of his offer letter. Mr. Sloat's employment terminated prior to the Compensation Committee approving the fiscal 2021 target annual cash bonus opportunities.
(2) Mr. McElhatton joined us after the start of our second quarter of fiscal 2021.Mr. McElhatton's target bonus was 75% of his base salary of $400,000, which would have resulted in a target bonus of $300,000 for fiscal 2021; however, because he joined Zuora after the beginning of fiscal 2021, his bonus target was prorated based on his June 22, 2020 start date, resulting in a fiscal 2021 bonus target of $184,110.

Fiscal 2021 Performance Metrics

In May 2020, the Compensation Committee selected Subscription Revenue, Growth Efficiency Index (GEI) and recurring profit margin (Profit Margin) as the performance metrics for our Fiscal 2021 Bonus Plan. The Compensation Committee chose these metrics because it believed they appropriately aligned management’s focus on corporate performance during fiscal 2021 that was in the best interests of our stockholders. Our Compensation Committee chose the Subscription Revenue and Profit Margin measures because it believed that they are indicators of both top line and bottom line financial performance and stockholder value creation, and GEI because it was, at the time, a measure we used to determine our cost of sales. As discussed more fully below, in October 2020, the Compensation Committee revised the metrics under the Fiscal 2021 Bonus Plan to remove the GEI metric for the last half of the fiscal year, as management was no longer using such metric to evaluate our business. In connection with removing the GEI metric for the third and fourth quarters, we rebalanced the remaining two performance metrics with more weighting placed on Subscription Revenue and Profit Margin, as described below.

The following is a description of the metrics used in the Fiscal 2021 Bonus Plan:
•“Subscription Revenue,” as defined in Zuora’s most recent periodic report on Form 10-K or Form 10-Q filed with the Securities and Exchange Commission.
•“GEI,” which was based on our trailing twelve month non-GAAP sales and marketing expense, less commissions and corporate bonuses, divided by the year-over-year increase in trailing twelve months subscription revenue.

•“Profit Margin,” which was based on the percentage difference between subscription revenue and non-GAAP recurring expense. Profit Margin represents the costs we incur to service our existing customer base and run corporate operations. Profit Margin is calculated by subtracting trailing twelve month expenses for each of non-GAAP cost of revenue, research and development and general and administrative expense, less corporate bonuses, from trailing twelve month subscription revenue and dividing this result by the same trailing twelve month subscription revenue.
The relative weightings and fiscal year targets for these metrics for purposes of bonus payouts under the Fiscal 2021 Bonus Plan for the first half and second half of fiscal 2021were as follows:

Fiscal 2021 Performance Metrics

Performance Metric	First Half FY21 Percent Weight	Second Half FY21 Percent Weight	Fiscal 2021 Target
Subscription Revenue	60%	70%	$245.8 million
GEI	20%	—%	2.35
Profit Margin	20%	30%	36.2%

These corporate performance measures were consistent with our past experience, our existing new business pipeline, and our understanding of our current business environment and competitive factors. The target level for each performance measure was intended to require significant effort on the part of our executive officers and, therefore, the targets were set at levels the Compensation Committee believed would be difficult to achieve and for which average or below-average performance would result in smaller or no bonus payments.

The three metrics and weightings in the chart above for the first half of fiscal 2021 were applied to determine the quarterly achievement percentages for the first two quarters of fiscal 2021 and the corresponding payouts to be issued to each executive officer, including payouts to the Named Executive Officers. Accordingly, for the first and second quarter of fiscal 2021, the achievement for Subscription Revenue was weighted at 60%, the achievement for GEI was weighted at 20% and the achievement for Profit Margin was weighted at 20%. After the end of the second quarter of fiscal 2021, the Compensation Committee removed GEI as a metric under the Fiscal 2021 Bonus Plan, because we were no longer using this metric to evaluate our business, and then readjusted the weightings for the remaining two metrics, namely Subscription Revenue and Profit Margin. For the third quarter and full year fiscal 2021 payouts, achievement for Subscription Revenue was weighted at 70% and achievement for Profit Margin was weighted at 30%.

In addition, the Compensation Committee set forth the threshold, target and maximum payout percentage amounts for the Fiscal 2021 Bonus Plan, as follows:

Threshold, Target and Maximum Payout Percentages under Fiscal 2021 Bonus Plan

	Threshold		Target		Maximum
Metric	Performance as a % of Target	Payout as a % of Target	Performance as a % of Target	Payout as a % of Target	Performance as a % of Target	Payout as a % of Target
Subscription Revenue	50%	50%	100%	100%	150%	200%
GEI[1]	90%	80%	100%	100%	100%	100%
Profit Margin	90%	80%	100%	100%	100%	100%

1The GEI threshold, target, and maximum percentages were applied to determine payouts only in the first two quarters of fiscal 2021. In October 2020, the Compensation Committee revised the metrics under the Fiscal 2021 Bonus Plan to remove the GEI metric for the third quarter and full year fiscal 2021 payouts.

Subscription Revenue Potential Payout. Payout for Subscription Revenue required achievement of at least 50% of the Subscription Revenue target. For achievement between 50% and 100% of target, the Subscription Revenue component of the fiscal 2021 Bonus Plan would pay out at the percent of achievement. Unlike the other two metrics, for Subscription Revenue achievement above 100% and up to 150% of target, the fiscal 2021 Bonus Plan would payout at twice the achievement over 100%. For example, if actual achievement was 115%, the payout would have been 130% and for actual achievement of 117%, the payout would have been 134%. At a Subscription Revenue achievement of 150% of target, the payout for this component as a percent of target would have reached its maximum of 200%.

GEI Potential Payout. Payout for GEI required a minimum achievement of 90% of the applicable GEI target. For achievement between 90% and 100% of the quarterly target, the GEI component would pay out at 80% of target if the threshold of 90% were achieved, and would increase by 2% for each 1% increase in GEI achievement up to a 100% of target payout. For example, if actual achievement was 92%, the payout would have been 84% for GEI. For achievement at 100% or above of the GEI target, the maximum payout as a percent of target would have been 100%.

Profit Margin Potential Payout. Payout for Profit Margin required a minimum achievement of 90% of the applicable Profit Margin target. For achievement between 90% and 100% of target, the Profit Margin component would pay out at 80% of target if the threshold of 90% were achieved, and would increase by 2% for each 1% increase in Profit Margin achievement up to a 100% of target payout. For example, if actual achievement was 95%, the payout would have been 90% for Profit Margin. For achievement at 100% or above of the Profit Margin target, the maximum payout as a percent of target would have been 100%.

Holdback for First Three Quarterly Payouts. For financial prudence given the uncertainties in the economy and market due to the COVID-19 pandemic, the Compensation Committee decided that the maximum payout company-wide under the Fiscal 2021 Bonus Plan for the first three quarters of fiscal 2021 would be 75% of target bonus amounts, essentially resulting in a minimum holdback of 25 percentage points. For example, if actual performance achievement in one of the first three quarters was 90%, then after the holdback of 25 percentage points, the payout amount would have been 65%. The fourth quarter payout included a true up for the holdbacks in the first three quarters for each executive officer, including our Named Executive Officers, with the exception of Mr. Battaglini due to his departure prior to the fourth quarter payment.

The payout amount that each executive officer, including our Named Executive Officers, was eligible to earn under the Fiscal 2021 Bonus Plan was based on our actual achievement with respect to Subscription Revenue, GEI, and Profit Margin for the payments issued in the first two quarters, and Subscription Revenue and Profit Margin for the third and fourth quarters, including any year end true up or down. Actual payouts could have been more or less than the executive officer's target annual cash bonus opportunity (up to a maximum of 170%) depending on whether and to what extent we achieved our corporate performance objectives. The Compensation Committee retained the ability, in its sole discretion, to increase or decrease the amounts actually paid to any executive officer regardless of the actual performance against these measures.

Fiscal 2021 Actual Performance Results and Bonus Decisions

Our actual performance against the applicable target level for each corporate performance measure, as well as the determination of the amount to be received by each Named Executive Officer, were determined by the Compensation Committee after taking into consideration the recommendations of our CEO (other than with respect to his own quarterly bonuses) and subject to the discretion of the Compensation Committee to adjust any payment based on corporate financial or other considerations.

The following table provides details of the total bonus payments made to our Named Executive Officers during fiscal 2021:

Named Executive Officer	Target Annual Bonus for Fiscal 2021(1)	Total Payout as a Percent of Annual Target Bonus for Fiscal 2021(2)	Actual Bonus Paid for Fiscal 2021
Mr. Tzuo	$219,000	99%	$216,810
Mr. McElhatton	$184,110	99%	$182,269
Ms. Pileggi	$162,500	99%	$160,875
Mr. Traube	$375,000	99%	$371,250
Mr. Cromley	$162,500	99%	$160,875
Mr. Sloat(3)	$219,000	—%	$—
Mr. Battaglini(4)	$86,346	56%	$47,988
(1) The target annual bonus for fiscal 2021 performance is adjusted for the period of time during fiscal 2021 that the executive officer provided services as an employee to Zuora. For example, Mr. McElhatton's target bonus was 75% of his base salary of $400,000, which would have resulted in a target bonus of $300,000 for fiscal 2021; however, because he joined Zuora after the beginning of fiscal 2021, his bonus target was prorated based on his June 22, 2020 start date, resulting in a fiscal 2021 bonus target of $184,110.
(2) The percentages in this column represent the aggregate payouts to the respective Named Executive Officer in fiscal 2021, including the true-up in the fourth quarter that resulted in payout of some of the holdbacks from the first three quarters of the year.
(3) Mr. Sloat's resignation was effective on April 5, 2021, and therefore he was not eligible for a bonus in fiscal 2021.
(4) Mr. Battaglini's last day with Zuora was January 22, 2021, and he was not eligible for the fourth quarter fiscal 2021 payout or for any true-up of the amounts held back in the first three quarters of fiscal 2021.

The actual bonus amounts paid for fiscal 2021 performance as set forth in the table above reflect the aggregate of the four quarterly bonus payouts awarded to each executive during the fiscal year. For the first quarter of fiscal 2021, the achievement for each of the Subscription Revenue, GEI and Profit Margin metrics equaled or exceeded 100% of the target level of performance, resulting in a calculated payout of 100.7% of target. As noted above, the Compensation Committee had established a holdback, such that the maximum payout in any of the first three quarters would not exceed 75% of target. Accordingly, the first quarter payout was issued at 75% of the quarterly bonus target. In the second quarter, achievement of the Subscription Revenue metric was slightly below 100%, while GEI and Profit Margin achieved more than 100%, resulting in a payout of 98.6% of the quarterly bonus target. After the 25 percentage point holdback, the actual payout for the second quarter of fiscal 2021 was 73.6% of target.

For the third and fourth quarters of fiscal 2021, Subscription Revenue and Profit Margin were the only metrics that were included to determine achievement and bonus payouts for these two quarters. In both the third and fourth quarters of fiscal 2021, we achieved slightly less than 100% of the Subscription Revenue target and 100% of our Profit Margin target. This resulted in a third quarter payout before the holdback of 98.7%, and actual payout of 73.7% after the holdback. For the full fiscal year, based on the metrics and weightings that applied in the third and fourth quarters, we achieved 99% of our annual target under the Fiscal 2021 Bonus Plan. Because our Fiscal 2021 Bonus Plan was an annual plan with quarterly pre-payments subject to holdbacks for each of the first three quarters of the year, the fourth quarter payout included a true up for the full year, resulting in the full year payout of 99% of the annual target bonus for each executive officer, including our Named Executive Officers, with the exception of Mr. Battaglini due to his departure prior to the fourth quarter payment.

Long-Term Equity Incentive Compensation
Our Compensation Committee grants long-term incentive compensation in the form of equity awards to motivate our Named Executive Officers, attract key talent, and align their interests with that of our stockholders. In fiscal 2021, our Compensation Committee awarded restricted stock units (RSUs) and stock options to our executive officers, except to our CEO, who only received stock options, in order to more directly align our CEO's interest with our stockholders given that stock options will increase in value only if our stock price appreciates.

In determining the size of the equity awards granted to our executive officers the Compensation Committee generally takes into consideration the recommendations of our CEO (except with respect to his own equity award) and other factors, including the comparative awards granted to similar positions at our peer companies, the performance and expected performance of the executive officer, and the existing equity holdings of each executive officer, including the current economic value of their unvested equity awards and the ability of these unvested holdings to satisfy our retention objectives, overall market data, and information provided by our compensation consultant, Compensia. The Compensation Committee also considers the dilutive effect of our long-term incentive compensation practices, and the overall impact that these equity awards, as well as awards to other employees, will have on stockholder value.

In establishing Mr. McElhatton’s initial equity award grants, the Compensation Committee took into consideration the requisite experience and skills that a qualified candidate would need to serve in this role at a high-growth company in a dynamic and ever-changing environment, the competitive market for similar positions at other comparable companies based on a review of peer group and survey compensation data and the need to integrate him into our executive compensation structure, balancing both market and internal equity considerations. It was also critical for us to provide him with one-time awards that would make up for equity compensation being forfeited from his then current employer, and to incentivize him to join our company. Additional information about Mr. McElhatton's offer letter including his equity awards and compensation upon joining Zuora can be found below in the section titled “Offer Letters and Employee Agreements” below.

After considering these factors, the Compensation Committee awarded equity to our Named Executive Officers during fiscal 2021 as set forth in the table below:

Long-Term Equity Awards Granted during Fiscal 2021
Named Executive Officer	Stock Options (number of shares)	Restricted Stock Unit Awards (number of shares)	Aggregate Grant Date Fair Value of Equity Awards (1)
Mr. Tzuo	350,000	—	$1,624,245
Mr. McElhatton(2)	150,000	150,000	$2,839,290
Ms. Pileggi	100,000	100,000	$1,610,160
Mr. Traube	250,000	100,000	$2,295,900
Mr. Cromley	160,000	80,000	$1,653,856
Mr. Sloat(3)	—	—	$—
Mr. Battaglini(4)	20,000	42,551	$5,870,096
(1) The amounts reported in this column represent the aggregate grant date fair value of RSU awards and option grants for Class A common stock made in fiscal 2021, as computed in accordance with FASB ASC 718. These amounts reflect the accounting cost for these RSUs and options and do not represent the actual economic value that may be realized by the executive officer. For more information on each equity award, please see the table “Grants of Plan-Based Awards for Fiscal 2021” below.
(2) Mr. McElhatton was granted (i) 150,000 RSUs which will vest over a four-year period, with 1/4th of the shares subject to the RSU vesting on June 30, 2021 and 1/16th of the shares subject to the RSUs vesting quarterly thereafter, (ii) a stock option to purchase 150,000 shares of our Class A common stock which will vest over a four-year period, with 1/4th of the shares subject to the stock option vesting on the first anniversary of his start date and 1/48th of the shares subject to the stock option vesting monthly thereafter, provided he continues to provide services to Zuora on each such vesting date.
(3) Mr. Sloat’s last day of employment was April 5, 2020.
(4) Mr. Battaglini's RSU awards include 2,551 shares subject to RSUs granted for his service as Interim CFO.

401(k) Plan, ESPP, Welfare, and Health Benefits

We maintain a 401(k) retirement plan for the benefit of our employees. The 401(k) plan is intended to be qualified under Section 401(a) of the Internal Revenue Code of 1986, as amended (Code), and contains a cash or deferred arrangement governed by Section 401(k) of the Code, so that contributions to the 401(k) plan, and income earned on such contributions, are not taxable to participants until withdrawn or distributed from the 401(k) plan (except in the case of any contributions under the 401(k) plan that may be designated as Roth contributions). Under the 401(k) plan, participating employees may defer 100% of their eligible pre-tax earnings up to the Code’s annual contribution limit. With certain exceptions, all full-time employees who are over the age of 21 are eligible to participate in the 401(k) plan immediately. The 401(k) plan does not permit investment of participant contributions or employer contributions in our Class A common stock. Employer contributions under the 401(k) plan are discretionary. Such employer contributions, if made, would vest according to a six-year graduated schedule. We have made no employer contributions to the plan to date.

We also offer our employees, including our eligible executive officers, the opportunity to purchase shares of our Class A common stock at a discount under our Employee Stock Purchase Plan (ESPP). Pursuant to the ESPP, all eligible employees, including our Named Executive Officers, may allocate up to 15% of their base salary to purchase shares of our Class A common stock, subject to specified limits. The purchase price of the shares will be 85% of the lower of the fair market value of our Class A common stock on the first day of an offering or on the date of purchase.

In addition, we provide other benefits to our executive officers, including our Named Executive Officers, on the same basis as all of our full-time employees. These benefits include health, dental and vision benefits, health and dependent care flexible spending accounts, short-term and long-term disability insurance, accidental death and dismemberment insurance, and basic life insurance coverage. We also provide vacation and other paid holidays to all employees, including our executive officers.

We design our employee benefits programs to be affordable and competitive in relation to the market, as well as compliant with applicable laws and practices. We adjust our employee benefits programs as needed based on regular monitoring of applicable laws and practices, the competitive market and our employees' needs.

Perquisites and Other Personal Benefits

Currently, we do not view perquisites or other personal benefits as a significant component of our executive compensation program. Accordingly, we do not provide perquisites or other personal benefits to our executive officers, including the Named Executive Officers, except in situations where we believe it is appropriate to assist an individual in the performance of his or her duties, to make our executive officers more efficient and effective, and for recruitment and retention purposes. In the future, we may provide perquisites or other personal benefits in limited circumstances. All future practices with respect to perquisites or other personal benefits will be approved and subject to periodic review by the Compensation Committee.

Pension Benefits

Other than with respect to our 401(k) plan, our U.S. employees, including our Named Executive Officers, do not participate in any plan that provides for retirement payments and benefits, or payments and benefits that will be provided primarily following retirement.

Nonqualified Deferred Compensation

During fiscal 2021, our U.S. employees, including our Named Executive Officers, did not contribute to, or earn any amounts with respect to, any defined contribution or other plan sponsored by us that provides for the deferral of compensation on a basis that is not tax-qualified.

Other Compensation Policies
Stock Ownership Policy
We believe that stock ownership by our executive officers, including our Named Executive Officers, is important to link the risks and rewards inherent in stock ownership of these individuals and our stockholders. In August 2019, the Compensation Committee adopted a stock ownership policy that requires our executive officers and non-employee Board members who receive an annual cash base retainer to own a minimum number of shares of our common stock, treating shares of Class A and Class B shares of our common stock equally. These ownership levels are intended to create a clear standard that ties a portion of these individuals’ net worth to the performance of our stock price. While the Compensation Committee retains discretion to make exceptions to the stock ownership guidelines, persons covered under the policy are required to meet the minimum ownership levels in the chart below within five years of first becoming an executive officer or non-employee Board member, or if later, within five years of the adoption of the policy:

Position	Minimum Required Level of Stock Ownership
Chief Executive Officer	3X annual base salary
Other Executive Officers	1X annual base salary
Non-employee members of our Board of Directors(1)	3X annual cash base retainer for Board service
(1) Only non-employee Board members who receive an annual cash base retainer are required to satisfy the minimum required level of stock ownership. Non-employee Board members who have waived their annual cash base retainer for their Board service during a fiscal year are not subject to meeting the stock ownership requirement above. The ownership requirement applies only to the annual cash base retainer and excludes any additional cash retainer paid as a result of service as a Board chairperson, lead independent director, committee chair or committee member or meeting fees (if any).

If, at the end of the applicable five-year period, the executive officer or non-employee Board member has not met the minimum ownership level above, then such executive officer or non-employee Board member must retain 50% of the shares of our common stock received upon settlement of equity awards, including the exercise of stock options and settlement of RSUs. If a person covered under the above stock ownership guidelines enters into a 10b5-1 Plan or modifies such plan and later becomes out of compliance with the stock ownership requirements, the trades under such 10b5-1 Plan will not be affected; however, any future 10b5-1 Plans may not be adopted without complying with the stock ownership requirements set forth above.

Shares of our common stock that are credited to the minimum required levels above include:

•Shares beneficially owned by the executive officer or non-employee Board member, as applicable, and his or immediate family members residing in the same household, including shares purchased under our ESPP or that are acquired upon vesting of restricted stock or RSUs that are still held by such person;
•Shares held in a trust or 401(k) account for the benefit of the executive officer or non-employee Board member, as applicable, or his or her immediate family members;
•Shares owned by a partnership, limited liability company or other entity to the extent the executive officer's or non-employee Board member's interest in such entity; and
•Vested and unexercised stock options and vested performance awards that may only be settled in shares of our common stock.
Unvested stock options, shares of restricted stock, deferred stock units, RSUs or performance share units will not count towards the minimum stock ownership levels set forth in the chart above.

Equity Award Grant Policy

We have established an Equity Award Grant Policy under which we generally grant equity awards on a regularly scheduled basis to enhance the effectiveness of our internal control over our equity award grant process.

Derivatives Trading, Hedging, and Pledging Policies

Our Named Executive Officers are subject to our derivatives trading, hedging, and pledging policies described in the section titled “Corporate Governance - Derivatives Trading, Hedging, and Pledging Policies.”

Tax and Accounting Considerations
Deductibility of Executive Compensation
Under Section 162(m) of the Code, compensation paid to our covered executive officers (including our CEO), except for certain grandfathered arrangements and certain compensation paid pursuant to a compensation plan in existence before the effective date of our IPO, will not be deductible to the extent it exceeds $1,000,000. In fiscal 2021, the Compensation Committee considered the potential future effects of Section 162(m) when determining Named Executive Officer compensation and the Compensation Committee is expected to consider the potential future effects of Section 162(m) when determining future Named Executive Officer compensation. While the Compensation Committee considers the deductibility of awards as one factor in determining executive compensation, the Compensation Committee also looks at other factors in making its decisions, as noted above, and retains the flexibility to award compensation that it determines to be consistent with the goals of our executive compensation program even if the awards are not deductible by us for tax purposes, and to modify compensation that was initially intended to be tax deductible if it determines such modifications are consistent with our business needs.

Taxation of “Parachute” Payments
Sections 280G and 4999 of the Code provide that executive officers and directors who hold significant equity interests and certain other service providers may be subject to additional taxes if they receive payments or benefits in connection with a change in control of Zuora that exceeds certain prescribed limits, and that we (or a successor) may forfeit a deduction on the amounts subject to this additional tax. We did not provide any executive officer, including any Named Executive Officer, with a “gross-up” or other reimbursement payment for any tax liability that he or she might owe as a result of the application of Sections 280G or 4999 during fiscal 2021 and we have not agreed and are not otherwise obligated to provide any executive officers, including any Named Executive Officer, with such a “gross-up” or other reimbursement payment.

Accounting for Stock-Based Compensation
The Compensation Committee takes accounting considerations into account in designing compensation plans and arrangements for our executive officers and other employees. Chief among these is ASC Topic 718, the standard which governs the accounting treatment of stock-based compensation awards.

ASC Topic 718 requires us to recognize in our financial statements all share-based payment awards to employees, including grants of options to purchase shares of our Class A common stock and restricted stock awards for shares of our Class A common stock to our executive officers, based on their fair values. The application of ASC Topic 718 involves significant amounts of judgment in the determination of inputs into the Black-Scholes-Merton valuation model that we use to determine the fair value of stock options. These inputs are based upon assumptions as to the volatility of the underlying stock, risk free interest rates, and the expected life (term) of the options. As required under generally accepted accounting principles (GAAP), we review our valuation assumptions at each grant date, and, as a result, our valuation assumptions used to value stock options granted in future periods may vary from the valuation assumptions we have used previously. For performance-based stock awards, we also must apply judgment in determining the periods when, and if, the related performance targets become probable of being met.

ASC Topic 718 also requires us to recognize the compensation cost of our share-based payment awards in our income statement over the period that an employee, including our executive officers, is required to render service in exchange for the award (which, generally, will correspond to the award’s vesting schedule).

Compensation Risk Assessment

In consultation with management and Compensia, our Compensation Committee’s independent compensation consultant, in February 2021, our Compensation Committee assessed our compensation plans, policies and practices for our Named Executive Officers and other employees and concluded that they do not create risks that are reasonably likely to have a material adverse effect on our company. This risk assessment included, among other things, a review of our cash and equity incentive-based compensation plans to ensure that they are aligned with our company performance goals and overall target total direct compensation to ensure an appropriate balance between fixed and variable pay components. Our Compensation Committee conducts this assessment annually.

Limitations on Liability and Indemnification Matters

Our restated certificate of incorporation contains provisions that limit the liability of our directors for monetary damages to the fullest extent permitted by the Delaware General Corporation Law (DGCL). Consequently, our directors are not personally liable to us or our stockholders for monetary damages for any breach of fiduciary duties as directors, except liability for:
•any breach of the director’s duty of loyalty to us or our stockholders;
•any act or omission not in good faith or that involves intentional misconduct or a knowing violation of law;
•unlawful payments of dividends or unlawful stock repurchases or redemptions as provided in Section 174 of the DGCL; or
•any transaction from which the director derived an improper personal benefit.

Our restated certificate of incorporation and our restated bylaws require us to indemnify our directors and officers to the maximum extent not prohibited by the DGCL and allow us to indemnify other employees and agents as set forth in the DGCL. Subject to certain limitations, our restated bylaws also require us to advance expenses incurred by our directors and officers for the defense of any action for which indemnification is required or permitted.
We have entered, and intend to continue to enter, into separate indemnification agreements with our directors, officers, and certain of our other employees, in addition to the indemnification provided for in our restated certificate of incorporation and restated bylaws. These agreements, among other things, require us to indemnify our directors, officers, and key employees for certain expenses, including attorneys’ fees, judgments, penalties, fines, and settlement amounts actually incurred by these individuals in any action or proceeding arising out of their service to us or any of our subsidiaries or any other company or enterprise to which these individuals provide services at our request. Subject to certain limitations, our indemnification agreements also require us to advance expenses incurred by our directors, officers, and key employees for the defense of any action for which indemnification is required or permitted.

We believe that provisions of our restated certificate of incorporation, restated bylaws, and indemnification agreements are necessary to attract and retain qualified directors, officers, and key employees. We also maintain directors’ and officers’ liability insurance.

The limitation of liability and indemnification provisions in our restated certificate of incorporation and restated bylaws or in these indemnification agreements may discourage stockholders from bringing a lawsuit against our directors and officers for breach of their fiduciary duty. They may also reduce the likelihood of derivative litigation against our directors and officers, even though an action, if successful, might benefit us and other stockholders. Further, a stockholder’s investment may be adversely affected to the extent that we pay the costs of settlement and damage awards against directors and officers as required by these indemnification provisions.

Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended (Securities Act) may be permitted to directors, executive officers, or persons controlling us, we have been informed that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Rule 10b5-1 Sales Plans

Our Insider Trading Policy requires that each of our directors, executive officers and Ecomm Members, may conduct any open market sales or purchases of our securities only through use of stock trading plans adopted pursuant to Rule 10b5-1 of the Exchange Act. Under Rule 10b5-1, insiders can buy and sell our stock over a designated period by adopting pre-arranged stock trading plans at a time when they are not aware of material nonpublic information about us, and thereafter sell shares of our Class A common stock in accordance with the terms of their stock trading plans without regard to whether or not they are in possession of material nonpublic information about Zuora at the time of the sale. Under a Rule 10b5-1 plan, a broker executes trades pursuant to parameters established by the director or executive officer when entering into the plan, without further direction from them. The director or Ecomm Member may amend or terminate the plan only under specified circumstances.

Report of the Compensation Committee

This report of the Compensation Committee is required by the SEC and, in accordance with the SEC’s rules, will not be deemed to be part of or incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act or under the Exchange Act, except to the extent that we specifically incorporate this information by reference, and will not otherwise be deemed “soliciting material” or “filed” under either the Securities Act or the Exchange Act.

Our Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and based on such review and discussions, the Compensation Committee recommended to our Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement.

Submitted by the Compensation Committee
Tim Haley, Chair
Jason Pressman

Compensation Tables
Summary Compensation Table
The following table provides information concerning compensation awarded to, earned by or paid to each of our Named Executive Officers for all services rendered in all capacities during fiscal 2021, fiscal 2020 and fiscal 2019, as applicable.

Name and Principal Position	Fiscal Year(1)	Salary ($)		Bonus ($)(2)	Stock Awards ($)(3)	Option Awards ($)(3)	Non-Equity Incentive Plan Compensation ($)(4)	All Other Compensation($)(5)	Total ($)
Tien Tzuo Chairman and Chief Executive Officer	2021	365,000		—	—	1,624,245	216,810	—	2,206,055
	2020	365,000		—	—	2,989,000	81,030	—	3,435,030
	2019	350,000		—	—	2,453,636	178,720	14,225	2,996,581
Todd E. McElhatton Chief Financial Officer	2021	243,939	(6)	50,000	2,026,500	812,790	182,269	—	3,315,498
Jennifer W. Pileggi Senior Vice President, General Counsel, and Corporate Secretary	2021	325,000		—	1,153,000	457,160	160,875	—	2,096,035
	2020	325,000		29,250	254,856	204,720	60,125	—	873,951
	2019	275,000		—	—	575,857	112,338	—	963,195
Robert J. E. Traube Chief Revenue Officer	2021	375,000		—	1,153,000	1,142,900	371,250		3,042,150
	2020	96,354	(7)	593,750	2,870,000	2,150,968	—	—	5,711,072
Brent R. Cromley Senior Vice President, Technology*	2021	325,000		—	922,400	731,456	160,875	—	2,139,731
	2020	325,000		29,250	427,600	1,498,864	60,125	—	2,340,839
Tyler R. Sloat Former Chief Financial Officer**	2021	64,981		—	—	—	—	—	64,981
	2020	365,000		39,420	940,720	750,693	81,030	—	2,176,863
Paolo Battaglini Former Interim Chief Financial Officer***	2021	281,824		51,115	495,664	91,432	99,499	—	1,019,534

_____________________

*	Mr. Cromley will transition from his position as Senior Vice President, Technology effective May 19, 2021.
**	Mr. Sloat resigned from his position as Chief Financial Officer effective April 5, 2020.
***	Mr. Battaglini served as our Interim Chief Financial Officer from April 5, 2020 through June 21, 2020.

(1)Compensation information provided only for years in which the executive was designated a Named Executive Officer.
(2)The amounts for Messrs. Sloat and Cromley and Ms. Pileggi in fiscal 2020 reflect discretionary payments approved by the Compensation Committee as described in “Fiscal 2020 Actual Performance Results and Bonus Decisions” in the Compensation Discussion and Analysis section of our 2020 Proxy Statement filed with the SEC on May 12, 2020. The amount for Mr. Traube reflects his one-time signing bonus of $500,000 and his fourth quarter fiscal bonus of $93,750. The amount for Mr. McElhatton in fiscal 2021 reflects his one-time signing bonus of $50,000. The amount for Mr. Battaglini in fiscal 2021 reflects a bonus of $51,115 paid for his service as our Interim Chief Financial Officer.
(3)The amounts in these columns represent the grant date fair value of the stock awards and stock options granted to our Named Executive Officers during fiscal 2021, 2020 and 2019, as applicable, as computed in accordance with ASC 718. These amounts reflect the accounting cost for these stock awards and stock options and do not represent the actual economic value that may be realized by the Named Executive Officer from the stock award or the stock option. For information on the assumptions used to calculate the grant date fair value of the stock awards, refer to Note 16 to our audited consolidated financial statements included in our Annual Report on Form 10-K for the fiscal year ended January 31, 2021.
(4)The amounts reported represent the amounts earned based upon achievement of certain performance goals under our executive bonus program. Payments for fiscal 2021 are described in greater detail in the section titled “Fiscal 2021 Bonus Plan.” The amount for Mr. McElhatton is pro-rated to reflect his start date of June 22, 2020.
(5)The amount for Mr. Tzuo represents airfare costs for Mr. Tzuo's family to attend Zuora's annual motivational sales team and leadership event in fiscal 2019.

(6)The amount for Mr. McElhatton represents his pro-rated base salary during fiscal 2021, given that he joined us on June 22, 2020. His annual base salary is $400,000.
(7)The amount for Mr. Traube represents his pro-rated base salary during fiscal 2020, given that he joined us on October 30, 2020. His annual base salary is $375,000.

Grants of Plan-Based Awards
The following table provides information concerning each grant of an award made to the Named Executive Officers during the fiscal year ended January 31, 2021.

Name	Grant Date		Estimated Possible Payouts Under Non-Equity Incentive Plan Awards(1)			All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value ($)
			Target ($)	Threshold ($)	Maximum ($)
Tien Tzuo	N/A		219,000	129,210	372,300	—	—	—	—
	05/27/20	(2)	—	—	—	—	350,000	11.66	1,624,245
Todd E. McElhatton	N/A		184,110	108,625	312,987	—	—	—	—
	06/22/20	(3)	—	—	—	—	150,000	13.51	812,790
	06/22/20	(4)	—	—	—	150,000	—	—	2,026,500
Jennifer W. Pileggi	N/A		162,500	95,875	276,250	—	—	—	—
	05/11/20	(5)	—	—	—	—	100,000	11.53	457,160
	05/11/20	(6)	—	—	—	100,000	—	—	1,153,000
Robert J. E. Traube	N/A		375,000	221,250	637,500	—	—	—	—
	05/11/20	(5)	—	—	—	—	250,000	11.53	1,142,900
	05/11/20	(6)	—	—	—	100,000	—	—	1,153,000
Brent R. Cromley	N/A		162,500	95,875	276,250	—	—	—	—
	05/11/20	(5)	—	—	—	—	160,000	11.53	731,456
	05/11/20	(6)	—	—	—	80,000	—	—	922,400
Tyler R. Sloat (8)	N/A		219,000	129,210	372,300	—	—	—	—
Paolo Battaglini (9)	N/A		86,346	50,944	146,788	—	—	—	—
	05/11/20	(5)	—	—	—	—	20,000	11.53	91,432
	05/11/20	(6)	—	—	—	40,000	—	—	461,200
	06/21/20	(7)	—	—	—	2,551	—	—	34,464
____________________
(1)    Reflects target, threshold and maximum target bonus amounts for our Cash Bonus Plan, as described in “Compensation Discussion and Analysis—Fiscal 2021 Bonus Plan,” as applicable. These amounts do not necessarily correspond to the actual amounts that were received by our Named Executive Officers.
(2)    The stock option vests as to 1/48th of the shares underlying the option monthly beginning May 31, 2020.
(3)    The stock option vests as to 1/4th of the shares underlying the option on June 22, 2021, and 1/48th of the shares underlying the option monthly thereafter.
(4)    The restricted stock unit award vests as to 1/4th of the total shares underlying the award on June 30, 2021, and 1/16th of the total shares underlying the award quarterly thereafter.
(5)    The stock option vests as to 1/48th of the shares underlying the option monthly beginning May 1, 2020.
(6)    The restricted stock unit award vests as to 1/16th of the shares underlying the initial award quarterly beginning June 30, 2020.
(7)    This restricted stock unit award vests as to 100% of the total shares underlying the award on June 21, 2021.
(8)    Mr. Sloat was not eligible for any equity or non-equity incentive plan grants during fiscal 2021 due to his resignation effective April 5, 2020.
(9)    Mr. Battaglini resigned from Zuora in January 2021.

Outstanding Equity Awards at Fiscal Year-End Table
The following table provides information on outstanding equity awards held by our Named Executive Officers as of January 31, 2021.

			Option Awards				Stock Awards
Name	Grant Date(1)		Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Options Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)
Tien Tzuo	11/18/14	(2)	1,891,285	—	3.04	11/18/24	—	—
	03/08/18	(3)	375,000	—	7.94	03/08/28	—	—
	05/07/19	(4)	160,416	189,584	22.10	05/07/29	—	—
	05/27/20	(5)	65,625	284,375	11.66	05/27/30	—	—
Todd E. McElhatton	06/22/20	(6)	—	150,000	13.51	06/22/30	—	—
	06/22/20	(7)	—	—	—	—	150,000	2,212,500
Jennifer W. Pileggi	07/16/15	(2)	10,000	—	3.34	07/16/25	—	—
	11/17/15	(2)	50,000	—	3.48	11/17/25	—	—
	02/04/17	(8)	74,999	—	3.28	02/04/27	—	—
	03/08/18	(9)	87,500	—	7.94	03/08/28	—	—
	05/01/19	(4)	11,000	13,000	21.38	05/01/29	—	—
	05/01/19	(10)	—	—	—	—	6,750	99,563
	05/11/20	(11)	18,750	81,250	11.53	05/11/30	—	—
	05/11/20	(12)	—	—	—	—	81,250	1,198,438
Robert J. E. Traube	10/30/19	(13)	78,125	171,875	14.35	10/30/29	—	—
	10/30/19	(14)	—	75,000	14.35	10/30/29	—	—
	10/30/19	(15)	—	50,000	14.35	10/30/29	—	—
	10/30/19	(16)	—	—	—	—	68,750	1,014,063
	05/11/20	(11)	46,875	203,125	11.53	05/11/30	—	—
	05/11/20	(12)	—	—	—	—	81,250	1,198,438
Brent R. Cromley	10/23/15	(2)	140,616	—	3.44	10/23/25	—	—
	02/04/17	(17)	123,953	—	3.28	02/04/27	—	—
	12/27/17	(18)	281,250	—	6.00	12/27/27	—	—
	05/01/19	(4)	18,333	21,667	21.38	05/01/29	—	—
	05/01/19	(10)	—	—	—	—	11,250	165,938
	11/05/19	(19)	58,333	141,667	14.61	11/05/29	—	—
	05/11/20	(11)	30,000	130,000	11.53	05/11/30	—	—
	05/11/20	(12)	—	—	—	—	65,000	958,750
Tyler R. Sloat	N/A
Paolo Battaglini	N/A
____________________
(1)    Outstanding option awards in this table with a grant date on or before March 8, 2018 were granted under our pre-IPO option plans, consisting of our 2006 Stock Plan (2006 Plan) and our 2015 Equity Incentive Plan (2015 Plan), and are for rights to purchase shares of our Class B common stock. Option awards granted under these plans also include an early exercise provision allowing for the exercise of unvested shares, subject to our right of repurchase. All awards granted after March 8, 2018 were granted under our 2018 Plan and are awards for options to purchase shares of our Class A common stock or shares of our Class A common stock. All of the awards included in the above table are subject to acceleration upon certain events as described in the section titled “Potential Payments upon Termination or Change in Control.”
(2)    The stock option is fully vested.
(3)    The stock option vests as to 1/48th of the shares subject to the option monthly following the grant date. A total of 109,368 shares subject to the option were unvested at the end of fiscal 2021.
(4)    The stock option vests as to 1/48th of the shares subject to the option monthly beginning April 30, 2019. All shares in the column “Number of Securities Underlying Unexercised Options (#) Unexercisable” were unvested at the end of fiscal 2021.
(5)    The stock option vests as to 1/48th of the shares subject to the option monthly following the grant date. All shares in the column “Number of Securities Underlying Unexercised Options (#) Unexercisable” were unvested at the end of fiscal 2021.
(6)    The stock option vests as to 1/4th of the shares subject to the option on June 22, 2021, and 1/48th of the shares subject to the option monthly thereafter. All shares subject to the option were unvested at the end of fiscal 2021.
(7)    The restricted stock unit award vests as to 1/4th of the total shares underlying the award on June 30, 2021, and 1/16th of the total shares underlying the award quarterly thereafter.
(8)    The stock option vests as to 1/48th of the shares subject to the option monthly following the grant date. A total of 1,562 shares subject to the option were unvested at the end of fiscal 2021.
(9)    The stock option vests as to 1/48th of the shares subject to the option monthly following the grant date. A total of 25,520 shares subject to the option were unvested at the end of fiscal 2021.
(10)    The restricted stock unit award vests as to 1/16th of the total shares underlying the award quarterly beginning June 30, 2019.
(11)    The stock option vests as to 1/48th of the shares subject to the option monthly beginning May 1, 2020. All shares in the column “Number of Securities Underlying Unexercised Options (#) Unexercisable” were unvested at the end of fiscal 2021.
(12)    The restricted stock unit award vests as to 1/16th of the total shares underlying the award quarterly beginning June 30, 2020.
(13)    The stock option vests as to 1/4th of the shares subject to the option on October 30, 2020, and 1/48th of the shares subject to the option monthly thereafter. All shares in the column “Number of Securities Underlying Unexercised Options (#) Unexercisable” were unvested at the end of fiscal 2021.
(14)    The stock option vests as to 1/48th of the shares subject to the stock option monthly beginning April 30, 2021. All shares subject to the option were unvested at the end of fiscal 2021.
(15)    The stock option vests as to 1/48th of the shares subject to the option monthly following the vesting commencement date for the refresh stock grants to be awarded to other members of Zuora's executive management team in calendar year 2022 (provided that such date shall be no later than May 1, 2022). All shares underlying the stock option were unvested at the end of fiscal 2021.
(16)    The restricted stock unit award vests as to 1/4th of the total shares underlying the award on September 30, 2020, and 1/16th of the total shares underlying the award quarterly thereafter.
(17)    The stock option vests as to 1/48th of the shares subject to the option monthly following the grant date. A total of 3,646 shares subject to the option were unvested at the end of fiscal 2021.
(18)    The stock option vests as to 1/48th of the shares subject to the option monthly following the grant date. A total of 68,750 shares subject to the option were unvested at the end of fiscal 2021.
(19)    The stock option vests as to 1/48th of the shares subject to the option monthly following the grant date. All shares in the column “Number of Securities Underlying Unexercised Options (#) Unexercisable” were unvested at the end of fiscal 2021.

Stock Option Exercises and Stock Vested During Fiscal Year 2021
The following table presents, for each of our Named Executive Officers, the number of shares of our common stock acquired upon the exercise of stock options or vesting and settlement of RSUs during the fiscal year ended January 31, 2021 and the aggregate value realized upon the exercise of stock options and the vesting and settlement of RSUs.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)	Number of Shares Acquired on Vesting (#)(2)	Value Realized on Vesting ($)(3)
Tien Tzuo	25,000	299,033	—	—
Todd E. McElhatton	—	—	—	—
Jennifer W. Pileggi	50,000	490,052	21,750	265,178
Robert J. E. Traube	—	—	50,000	576,938
Brent R. Cromley	—	—	20,000	241,438
Tyler R. Sloat	459,146	3,942,727	2,750	22,138
Paolo Battaglini	30,000	306,200	28,750	331,989
(1) The value realized on exercise equals the difference between (a) either (i) the actual sale price of our Class A common stock underlying the options exercised (or, in the case of an option to purchase Class B shares, the sale price of the Class A common stock after automatic conversion from Class B shares to Class A shares upon exercise of the option) if the shares were immediately sold, or (ii) the closing price per share of our Class A common stock as reported on the New York Stock Exchange on the date of exercise if the shares were held, and (b) the applicable exercise price of such stock options.
(2) Such number of shares represents the gross number of shares acquired by the NEO on the vesting date. We withhold shares for tax purposes and the NEO actually receives a smaller number of shares.
(3) The value realized on vesting equals the closing price per share of our Class A common stock as reported on the New York Stock Exchange on the vesting date multiplied by the gross number or shares acquired on vesting as described above in note (2).

Offer Letters and Employee Agreements

We have entered into offer letters with each of the Named Executive Officers. In addition, each of our Named Executive Officers has executed a form of our standard confidential information and invention assignment agreement. Any potential payments and benefits due upon a termination of employment or a change in control of Zuora are further described below in “Potential Payments upon Termination or Change in Control.”

Mr. Tzuo’s Offer Letter

In March 2018, we entered into an offer letter with Mr. Tzuo, our Chairman and Chief Executive Officer. The offer letter has no specific term and provides for at-will employment. The offer letter provides for an initial annual base salary of $350,000, subject to periodic review. Under the offer letter, Mr. Tzuo is also eligible to participate in our executive bonus program and other employee benefits, including health insurance, as we establish for our other similarly situated employees from time to time.

Mr. McElhatton’s Offer Letter

In May 2020, we entered into an offer letter with Mr. McElhatton, our Chief Financial Officer. The offer letter has no specific term and provides for at-will employment. The offer letter provides for an initial annual base salary of $400,000, subject to periodic review. Mr. McElhatton was provided certain benefits in part to offset the value he lost by leaving his prior employer, consisting of a one-time sign-on bonus of $50,000 (the after-tax portion of which is subject to reimbursement by Mr. McElhatton if he voluntarily terminates his employment within the first year of employment). In addition, he was granted other equity awards as described in the “Long-Term Equity Awards

During fiscal 2021” table above. Under the offer letter, Mr. McElhatton is also eligible to participate in our executive bonus program and other employee benefits, including health insurance, as we establish for our other similarly situated employees from time to time.

Ms. Pileggi’s Offer Letter

In March 2018, we entered into an offer letter with Ms. Pileggi, our Senior Vice President, General Counsel, and Corporate Secretary. The offer letter has no specific term and provides for at-will employment. The offer letter provides for an initial annual base salary of $275,000, subject to periodic review. Under the offer letter, Ms. Pileggi is also eligible to participate in our executive bonus program and other employee benefits, including health insurance, as we establish for our other similarly situated employees from time to time.

Mr. Traube's Offer Letter

In September 2019, we entered into an offer letter with Mr. Traube, our Chief Revenue Officer. The offer letter has no specific term and provides for at-will employment. The offer letter provides for an initial annual base salary of $375,000, subject to periodic review. Mr. Traube was provided certain benefits in part to offset the value he lost by leaving his prior employer, consisting of a one-time sign-on bonus of $500,000 (the after-tax portion of which is subject to reimbursement by Mr. Traube if he voluntarily terminates his employment within the first year of employment), a guaranteed bonus at 100% target for the fourth quarter of fiscal 2020 and a new-hire grant of 100,000 RSUs that fully vested on first day of employment. In addition, he was granted other equity awards in connection with his start date on October 30, 2019, as described in the “Outstanding Equity Awards at Fiscal Year-End Table” table below. Under the offer letter, Mr. Traube is also eligible to participate in our executive bonus program and other employee benefits, including health insurance, as we establish for our other similarly situated employees from time to time.

Mr. Cromley's Offer Letter and Transition Agreement

In March 2018, we entered into an offer letter with Mr. Cromley, our Senior Vice President Technology. The offer letter had no specific term and provided for at-will employment. The offer letter provided for an initial annual base salary of $300,000, subject to periodic review. Under the offer letter, Mr. Cromley was also eligible to participate in our executive bonus program and other employee benefits, including health insurance, that we establish for our other similarly situated employees from time to time. In January 2021, after Mr. Cromley informed Zuora of his intention to resign from his position effective on May 19, 2021 (Separation Date), we entered into a transition agreement with him that superseded his offer letter and any other agreement regarding severance payments or benefits (including his change in control and severance agreement). Pursuant to this transition agreement, Mr. Cromley will continue to receive his salary and participate in Zuora’s health and benefit plans through his Separation Date and be eligible to receive a bonus payout under the Fiscal 2021 Bonus Plan for the period ending January 31, 2021 but not for future periods. In addition, as contemplated by his transition agreement, we expect Mr. Cromley to provide consulting services to Zuora through November 19, 2021 at the rate of $250 per hour; however, his outstanding equity awards would not continue to vest during the consulting period.

Mr. Sloat's Offer Letter

In March 2018, we entered into an offer letter with Mr. Sloat, our former Chief Financial Officer. The offer letter had no specific term and provided for at-will employment. The offer letter provided for an initial annual base salary of $350,000, subject to periodic review. Under the offer letter, Mr. Sloat was also eligible to participate in our executive bonus program and other employee benefits, including health insurance, that we establish for our other similarly situated employees from time to time. Mr. Sloat resigned from his position as Chief Financial Officer effective April 5, 2020.

Potential Payments upon Termination or Change in Control

In May 2017, we entered into change in control and severance agreements with Messrs. Tzuo and Cromley, and Ms. Pileggi. In November 2019, we amended the agreements with Mr. Tzuo and Ms. Pileggi, to revise the definition of “good reason” (as defined in each of the severance agreements). We also entered into a change in control and severance agreement with Mr. Traube in September 2019 and with Mr. McElhatton in June 2020 in connection with their acceptance of their offers of employment with us. In addition, in March 2020, we entered into a change in control agreement with Mr. Battaglini in his position as a Vice President of Zuora. Our severance agreements with our NEOs, which do not provide for any ‘‘single trigger’’ change-in-control benefits, are described below.

Except for Mr. Battaglini, the severance agreements provide for the following benefits upon a qualifying termination, which means a termination by us without cause or, for Mr. Tzuo only, a termination by the executive for “good reason” (as defined in each of the severance agreements), outside of a change in control (as such term is defined in the severance agreement) in exchange for a general release of claims: a (i) lump sum severance payment of six months of base salary, and (ii) payment of premiums for continued medical benefits (or equivalent cash payment if applicable law so requires) for six months for the executive officer and his or her eligible dependents. In addition, if Mr. Traube is subject to a qualifying termination within two years of his start date with Zuora, then he will receive six months of accelerated vesting for all outstanding unvested equity awards, except for performance awards. Mr. Battaglini's change in control and severance agreement did not provide for any benefits upon a qualifying termination.

In addition, if the executive officer is subject to a qualifying termination within the three months preceding a change in control (but after a legally binding and definitive agreement for a potential change in control has been executed) or within the twelve months following a change in control, the severance agreements provide the following benefits in exchange for a general release of claims: (i) a lump sum severance payment of twelve months of base salary, except for Mr. Battaglini who was would have received a lump sum severance payment of six months, (ii) 100% acceleration of any then-unvested equity awards, including performance awards that will vest at target, and (iii) payment of premiums for continued medical benefits (or equivalent cash payment if applicable law so requires) for twelve months for the executive officer and his or her eligible dependents, except for Mr. Battaglini who would have been eligible to receive a payment of premiums for continued medical benefits for six months for him and his eligible dependents.

The table below sets forth the amount of compensation payable to each Named Executive Officer upon (i) the Named Executive Officer’s termination of employment without cause or, as applicable, resignation for good reason, or (ii) the Named Executive Officer’s termination of employment without cause or good reason in connection with or following a change in control of Zuora. The amounts shown in the table below assume that such termination of employment and/or change in control was effective as of January 31, 2021, and thus are estimates of the amounts that would be paid out to the Named Executive Officers in such circumstances.

	Upon a Qualifying Termination - No Change in Control				Upon a Qualifying Termination - Change in Control
	Cash Severance ($)(1)	Continuation of Medical Benefits ($)	Value of Accelerated Vesting ($)(2)	Total ($)	Cash Severance ($) (1)	Continuation of Medical Benefits ($)	Value of Accelerated Vesting ($)(2)	Total ($)
Tien Tzuo	182,500	13,990	—	196,490	365,000	27,979	1,623,515	2,016,494
Todd E. McElhatton	200,000	4,513	—	204,513	400,000	9,026	2,398,500	2,807,526
Jennifer W. Pileggi	162,500	3,758	—	166,258	325,000	7,517	1,751,332	2,083,849
Robert J. E. Traube	187,500	11,651	—	199,151	375,000	23,302	2,985,313	3,383,615
Brent R. Cromley(3)	—	—	—	—	—	—	—	—
Tyler R. Sloat(4)	—	—	—	—	—	—	—	—
Paolo Battaglini(5)	—	—	—	—	—	—	—	—

(1) The severance amount related to base salary was determined based on the base salaries in effect on January 31, 2021.
(2) The value of accelerated vesting is calculated based on the per share closing price of our Class A common stock on the New York Stock Exchange as of January 29, 2021 ($14.75) less, if applicable, the exercise price of each outstanding stock option.
(3) Mr. Cromley's Transition Agreement as described in “Offer Letters & Employee Arrangements” supersedes all other employment or change in control agreements.
(4) Mr. Sloat terminated his employment in April 2020 without receiving any severance benefits.
(5) Mr. Battaglini terminated his employment in January 2021 without receiving any severance benefits.

CEO PAY RATIO DISCLOSURE
Chief Executive Officer Pay Ratio

In accordance with SEC rules, Zuora is providing the following information about the relationship of the annual total compensation of its employees to the annual total compensation of Zuora’s CEO.

This disclosure should be considered within the context of Zuora’s structure and operations. Although our headquarters are located in California, we have employees in approximately 15 countries. As of the end of fiscal 2021, nearly 42% of our employees were based outside of the United States. Our Compensation Committee has designed our executive compensation program to provide competitive and internally equitable compensation and benefits opportunities for all employees. Zuora’s general employee compensation program is designed separately from the executive officer compensation program to be competitive based on an employee’s position and geographic location.

For fiscal 2021:

•the annual total compensation for our median employee was $169,623 and was calculated by totaling for our median employee all applicable elements of compensation for fiscal 2021 in accordance with applicable SEC rules; and
•the annual total compensation of our CEO was $2,205,810, which amount represents the total compensation reported for our CEO under the “Summary Compensation Table” for fiscal 2021.

Based on the above, the ratio of the annual total compensation of our CEO to the annual total compensation of our median employee for fiscal 2021 is estimated to be 13 to 1. This ratio is a reasonable estimate calculated in a manner consistent with SEC rules.

Assumptions and Methodology

We identified the employee with compensation at the median of the annual total compensation of all our employees using the following methodology:

In determining our employee population, we considered the individuals, excluding our CEO, who were employed by us on January 31, 2021, whether employed on a full-time, part-time, seasonal or temporary basis. We did not include any contractors or other non-employee workers in our employee population. Thus, our employee population used to determine our median employee consisted of approximately 1,190 individuals.

To identify our median employee, we chose to use base wages and target annual variable cash (bonus) compensation for the 12-month period from February 1, 2020 through January 31, 2021. For simplicity, we calculated annual base pay using a reasonable estimate of the hours worked during fiscal 2021 for hourly employees and actual salary paid for our remaining employees.

For employees paid other than in U.S. dollars, we converted their compensation to U.S. dollars using applicable 90-day average exchange rates as of February 5, 2021. For permanent employees hired during fiscal 2021, we annualized their salary or base pay as if they had been employed for the entire measurement period. We did not make any cost-of-living adjustments.

Once we determined our median employee, we then calculated the annual total compensation for this individual using the same methodology we use to calculate the amount reported for our CEO in the “Total” column of the Fiscal 2021 Summary Compensation Table as set forth in this proxy statement. The median employee was not eligible for variable cash (bonus) compensation under our Fiscal 2021 Corporate Bonus Plan, which generally only applies to director level employees and above.

Because SEC rules for identifying the median of the annual total compensation of all employees allow companies to adopt a variety of methodologies, apply certain exclusions, and make reasonable estimates and assumptions that reflect their employee population and compensation practices, the pay ratio reported by other companies may not be comparable to our pay ratio, as other companies have different employee populations and compensation practices and may have used different methodologies, exclusions, estimates and assumptions in calculating their pay ratios. As explained by the SEC when it adopted these rules, the rule was not designed to facilitate comparisons of pay ratios among different companies, even companies within the same industry, but rather to allow stockholders to better understand and assess each particular company’s compensation practices.

EQUITY COMPENSATION PLAN INFORMATION
The following table presents information as of January 31, 2021 with respect to compensation plans under which shares of our Class A common stock or Class B common stock may be issued.

Plan category	Class of Common Stock	Number of securities to be issued upon exercise of outstanding options, warrants and rights (#)	Weighted- average exercise price of outstanding options ($)(1)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column(a)(#)
		(a)	(b)	(c)
Equity compensation plans approved by security holders	Class A(2)	12,832,835	14.61	10,657,756(4)
	Class B(3)	7,257,226	4.69	—
Equity compensation plans not approved by security holders		—	—	—
Total	Class A and Class B	20,090,061	8.54	10,657,756
_____________________
(1)    The weighted-average exercise price is calculated based solely on outstanding stock options. It does not reflect the shares that will be issued in connection with the settlement of RSUs, since RSUs have no exercise price.
(2)    Includes the 2018 Plan and the 2018 Employee Stock Purchase Plan (2018 ESPP).
(3)    Includes the 2006 Plan and the 2015 Plan.
(4)    Consists of 3,067,877 shares of Class A common stock available under the 2018 ESPP, including shares subject to outstanding rights that were under offering periods in progress as of January 31, 2021, and 7,589,879 shares of Class A common stock available under the 2018 Plan. There are no shares of common stock available for issuance under our 2006 Plan or 2015 Plan, but these plans continue to govern the terms of options and RSUs granted thereunder. Any shares of Class B common stock that are subject to outstanding awards under the 2006 Plan or the 2015 Plan that are issuable upon the exercise of stock options that expire or become unexercisable for any reason without having been exercised in full will generally be available for future grant and issuance as shares of Class A common stock under our 2018 Plan. In addition, the number of shares reserved for issuance under our 2018 Plan increased automatically by

7,049,686 on February 1, 2021 and will increase automatically on the first day of February of each of 2022 through 2028 by the number of shares equal to 5% of the total issued and outstanding shares of our Class A common stock and Class B common stock as of the immediately preceding January 31 or a lower number approved by our Board of Directors. The number of shares reserved for issuance under our 2018 ESPP increased automatically by 1,409,937 on February 1, 2021 and will increase automatically on the first day of February of each year during the term of the 2018 ESPP by the number of shares equal to 1% of the total outstanding shares of our Class A common stock and Class B common stock as of the immediately preceding January 31 or a lower number approved by our Board of Directors. These increases are not reflected in the table above.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
The following table sets forth certain information with respect to the beneficial ownership of our common stock as of March 31, 2021, by:
•each of our Named Executive Officers;
•each of our directors or director nominees;
•all of our directors and executive officers as a group; and
•each stockholder known by us to be the beneficial owner of more than 5% of our outstanding shares of our Class A common stock or Class B common stock.
We have determined beneficial ownership in accordance with the rules of the SEC, and the information is not necessarily indicative of beneficial ownership for any other purpose. Except as indicated by the footnotes below, we believe, based on information furnished to us, that the persons and entities named in the table below have sole voting and sole investment power with respect to all shares beneficially owned, subject to applicable community property laws.

Applicable percentage ownership is based on 110,161,815 shares of Class A common stock and 10,962,472 shares of Class B common stock outstanding as of March 31, 2021. Shares of our Class A common stock and Class B common stock subject to stock options that are currently exercisable or exercisable within 60 days of March 31, 2021 or RSUs that may vest and settle within 60 days of March 31, 2021 are deemed to be outstanding and to be beneficially owned by the person holding the stock options or RSUs for the purpose of computing the percentage ownership of that person but are not treated as outstanding for the purpose of computing the percentage ownership of any other person. Unless otherwise indicated, the address of each of the individuals and entities listed in the table below is c/o Zuora, Inc., 101 Redwood Shores Parkway, Redwood City, California 94065.

	Shares Beneficially Owned
	Class A		Class B
Name of Beneficial Owner	Shares	%	Shares	%	% of Total Voting Power(1)
Named Executive Officers and Directors:
Tien Tzuo(2)	269,791	*	9,963,636	75.4	41.2
Todd E. McElhatton(3)	—	*	—	—	—
Jennifer W. Pileggi(4)	104,678	*	205,831	1.9	*
Robert J. E. Traube(5)	196,680	*	—	—	*
Brent R. Cromley(6)	165,929	*	849,998	7.4	3.8
Tyler R. Sloat(7)	40,168	—	—	—	—
Paolo Battaglini(8)	134,516	—	—	—	—
Omar P. Abbosh(9)	—	—	—	—	—
Sarah R. Bond(10)	—	—	—	—	—
Peter Fenton(11)	363,499	*	—	—	*
Kenneth A. Goldman(12)	19,155	*	224,026	2.0	1.0
Timothy Haley(13)	183,891	*	1,493,220	13.6	6.9
Jason Pressman(14)	24,522	*	1,000,000	9.1	4.6
Magdalena Yesil(15)	69,552	*	101,561	*	*
All executive officers and directors as a group (13 persons)(16)	1,399,697	1.3	13,838,272	99.3	55.87

Other 5% Stockholders:
Entities affiliated with Redpoint Omega(17)	—	—	1,493,220	13.6	6.8
____________________
*Less than 1%
(1)Percentage of total voting power represents voting power with respect to all shares of our Class A common stock and Class B common stock, as a single class outstanding as of March 31, 2021. The holders of our Class B common stock are entitled to ten votes per share, and holders of our Class A common stock are entitled to one vote per share. Shares of our Class A common stock and Class B common stock subject to stock options that are currently exercisable or exercisable within 60 days of March 31, 2021 or RSUs that may vest and settle within 60 days of March 31, 2021 are deemed to be outstanding and to be beneficially owned by the person holding the stock options or RSUs for the purpose of computing the percentage ownership of that person but are not treated as outstanding for the purpose of computing the percentage ownership of any other person.

(2)Consists of (i) 7,006,809 shares of our Class B common stock held of record by the 70 Thirty Trust, of which Mr. Tzuo is a trustee, (ii) 700,542 shares of our Class B common stock held of record by the Next Left Trust, of which Mr. Tzuo is a trustee, (iii) 269,791 shares of our Class A common stock subject to options that are exercisable within 60 days of March 31, 2021, and (v) 2,256,285 shares of our Class B common stock subject to options that are exercisable within 60 days of March 31, 2021, of which 78,120 shares would be unvested but are early exercisable.

(3)None of Mr. McElhatton's outstanding option or RSU grants will vest within 60 days of March 31, 2021.

(4)Includes (i) 50,000 shares of our Class A common stock held of record by The Bradley and Jennifer Pileggi Trust, of which Ms. Pileggi is a trustee, (ii) 39,583 shares of our Class A common stock subject to options that are exercisable within 60 days of March 31, 2021, and (ii) 205,831 shares of our Class B common stock subject to options that are exercisable within 60 days of March 31, 2021, of which 18,228 shares would be unvested but are early exercisable.

(5)Includes 166,666 shares of our Class A common stock subject to options that are exercisable within 60 days of March 31, 2021.

(6)Includes (i) 139,166 shares of our Class A common stock subject to options that are exercisable within 60 days of March 31, 2021, and (ii) 545,819 shares of our Class B common stock subject to options that are exercisable within 60 days of March 31, 2021, of which 50,000 shares would be unvested but are early exercisable.

(7)Mr. Sloat resigned from his role as our Chief Financial Officer in April 2020.

(8)Includes 106,003 shares of our Class A common stock subject to options that are exercisable within 60 days of March 31, 2021. Mr. Battaglini served as our Interim Chief Financial Officer from April 5, 2020 through June 21, 2020 and resigned his position as our Chief Accounting Officer in January 2021.

(9)None of Mr. Abbosh's outstanding option or RSU grants will vest within 60 days of March 31, 2021.

(10)None of Ms. Bond's outstanding option or RSU grants will vest within 60 days of March 31, 2021.

(11)All shares of our Class A common stock held of record by the Peter Fenton Revocable Trust, of which Mr. Fenton is a trustee.

(12)Includes (i) 1,394 shares of our Class A common stock held of record by the Goldman-Valeriote Family Trust, of which Mr. Goldman is a trustee, (ii) 100,000 shares of our Class B common stock held of record by GV Partners L.P. and (iii) 75,000 shares of our Class B common stock subject to options held by Mr. Goldman that are exercisable within 60 days of March 31, 2021. GV Partners L.P. is a family limited partnership of which Mr. Goldman is the managing member, and he may be deemed to hold voting and dispositive power over the shares held by the partnership.

(13)Consists of (i) 150,083 shares of our Class A common stock held of record by the Haley-McGourty Family Trust, of which Mr. Haley is a trustee, (ii) 33,808 shares of our Class A common stock held of record by Haley-McGourty Partners, of which Mr. Haley is a general partner, and (iii) 1,493,220 shares of our Class B common stock held by the entities affiliated with Redpoint Omega described in footnote 17 below.

(14)Consists of (i) 11,710 shares of Class A common stock held of record by the Jason Pressman Trust, of which Mr. Pressman is trustee, (ii) 12,812 shares of our Class A common stock held of record by Shasta Ventures II GP, LLC, and (ii) 1,000,000 shares of our Class B common stock held of record by Shasta Ventures II, L.P. Shasta Ventures II GP, LLC, is the general partner of Shasta Ventures II, L.P. Mr. Pressman, Shasta Ventures II, L.P. and Shasta ventures II GP, LLC, share dispositive and voting power with respect to the shares disclosed in (ii) and (iii) of this footnote. The address of the entities affiliated with Shasta Ventures is c/o Shasta Ventures, 2440 Sand Hill Road, Suite 300, Menlo Park, California 94025.

(15)Includes 101,561 shares of our Class B common stock subject to options held by Ms. Yesil that are exercisable within 60 days of March 31, 2021.

(16)Consists of (i) all shares beneficially owned by our executive officers and directors, as a group, (ii) 615,206 shares of our Class A common stock subject to options held by our executive officers and directors, as a group, that are exercisable within 60 days of March 31, 2021, and (iii) 2,978,665 shares of our Class B common stock subject to options held by our executive officers and directors, as a group, that are exercisable within 60 days of March 31, 2021, of which 96,348 shares would be unvested but are early exercisable. This group does not include Mr. Sloat, whose employment with Zuora terminated effective April 5, 2020 or Mr. Battaglini, whose employment with Zuora terminated on January 22, 2021, and does include Sri Srinivasan, Zuora's Chief Product and Technology Officer as of January 20, 2021.

(17)Consists of (i) 1,452,156 shares of our Class B common stock held of record by Redpoint Omega, L.P. and (ii) 41,064 shares of our Class B common stock held of record by Redpoint Omega Associates, LLC. Redpoint Omega, LLC, is the general partner of Redpoint Omega, L.P. Voting and dispositive decisions with respect to the shares held by Redpoint Omega, L.P. and Redpoint Omega Associates, LLC, are made by the managing members of Redpoint Omega, LLC, and Redpoint Omega Associates, LLC: Jeffrey D. Brody, R. Thomas Dyal, Mr. Haley, John L. Walecka, Geoffrey Y. Yang, Christopher B. Moore, and W. Allen Beasley. The address of the entities affiliated with Redpoint Omega is c/o Redpoint Omega, 3000 Sand Hill Road, Building 2, Suite 290, Menlo Park, California 94025.

REPORT OF THE AUDIT COMMITTEE
The information contained in the following report of our Audit Committee is not considered to be “soliciting material,” “filed” or incorporated by reference in any past or future filing by us under the Exchange Act or the Securities Act unless and only to the extent that we specifically incorporate it by reference.
Our Audit Committee has reviewed and discussed with our management and KPMG LLP our audited consolidated financial statements for the fiscal year ended January 31, 2021. Our Audit Committee has also discussed with KPMG LLP the matters required to be discussed by Auditing Standard No. 1301 adopted by the Public Company Accounting Oversight Board (United States) regarding “Communications with Audit Committees.”
Our Audit Committee has received and reviewed the written disclosures and the letter from KPMG LLP required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with our Audit Committee concerning independence, and has discussed with KPMG LLP its independence from us.
Based on the review and discussions referred to above, our Audit Committee recommended to our Board of Directors that the audited consolidated financial statements be included in our Annual Report on Form 10-K for the fiscal year ended January 31, 2021 for filing with the SEC.

Submitted by the Audit Committee
Kenneth A. Goldman, Chair
Peter Fenton
Jason Pressman

ADDITIONAL INFORMATION
Stockholder Proposals to be Presented at Next Annual Meeting
Our restated bylaws provide that, for stockholder nominations to our Board of Directors or other proposals to be considered at an annual meeting, the stockholder must give timely notice thereof in writing to the Corporate Secretary at Zuora, Inc., 101 Redwood Shores Parkway, Redwood City, California 94065, Attn: Corporate Secretary.
To be timely for our 2022 annual meeting of stockholders, a stockholder’s notice must be delivered to or mailed and received by our Corporate Secretary at our principal executive offices not earlier than 5:00 p.m. Pacific Time on March 9, 2022 and not later than 5:00 p.m. Pacific Time on April 8, 2022. A stockholder’s notice to the Corporate Secretary must set forth as to each matter the stockholder proposes to bring before the annual meeting the information required by our restated bylaws.
Stockholder proposals submitted pursuant to Rule 14a-8 under the Exchange Act and intended to be presented at our 2022 annual meeting of stockholders must be received by us no later than January 11, 2022 in order to be considered for inclusion in our proxy materials for that meeting.
Delinquent Section 16(a) Reports
Section 16(a) of the Exchange Act requires our directors, executive officers and any persons who own more than 10% of our common stock, to file initial reports of ownership and reports of changes in ownership with the SEC. Such persons are required by SEC regulation to furnish us with copies of all Section 16(a) forms that they file. Based solely on our review of the copies of such forms furnished to us and written representations from the directors and executive officers, we believe that all Section 16(a) filing requirements were timely met in the fiscal year ended January 31, 2021.
Available Information
Our financial statements for our fiscal year ended January 31, 2021 are included in our 2021 Annual Report on Form 10-K, which we provide to our stockholders at the same time as this Proxy Statement. Our 2021 Annual Report and this Proxy Statement are also available on our website at https://investor.zuora.com under “SEC Filings” in the “Financials” section of our website. In addition, we will mail, without charge, a copy of our 2021 Annual Report and Proxy Statement upon request. Stockholders may make requests to Broadridge Financial Solutions, Inc., either by calling 1-866-540-7095 (toll free), or by writing to Broadridge Householding department, 51 Mercedes Way, Edgewood, NY 11717.
Electronic Delivery of Stockholder Communications
We encourage you to help us conserve natural resources, as well as significantly reduce printing and mailing costs, by signing up to receive your stockholder communications electronically via email. With electronic delivery, you will be notified via email as soon as future annual reports and proxy statements are available on the Internet, and you can submit your stockholder votes online. Electronic delivery can also eliminate duplicate mailings and reduce the amount of bulky paper documents you maintain in your personal files. Below are instructions to sign up for electronic delivery:
Registered Owner (you hold our common stock in your own name through our transfer agent, Computershare Trust Company, N.A., or you are in possession of stock certificates): visit www.computershare.com and log into your account to enroll.
Beneficial Owner (your shares are held by a brokerage firm, a bank, a trustee or a nominee): If you hold shares beneficially, please follow the instructions provided to you by your broker, bank, trustee or nominee.

Your electronic delivery enrollment will be effective until you cancel it. Stockholders who are record owners of shares of our common stock may call Computershare Trust Company, N.A., our transfer agent, at (800) 962-4284 or visit www.computershare.com with questions about electronic delivery.
“Householding”—Stockholders Sharing the Same Last Name and Address
The SEC has adopted rules that permit companies and intermediaries (such as brokers) to implement a delivery procedure called “householding.” Under this procedure, multiple stockholders who reside at the same address may receive a single copy of our annual report and proxy materials, including the Notice of Internet Availability, unless the affected stockholder has provided contrary instructions. This procedure reduces printing costs and postage fees, and helps protect the environment as well.
This year, a number of brokers with account holders who are our stockholders will be “householding” our annual report and proxy materials, including the Notice of Internet Availability. A single Notice of Internet Availability and, if applicable, a single set of annual report and other proxy materials will be delivered to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker that it will be “householding” communications to your address, “householding” will continue until you are notified otherwise or until you revoke your consent. Stockholders may revoke their consent at any time, and may request additional copies of the Annual Report and Proxy Statement, by contacting Broadridge Financial Solutions, Inc., either by calling 1-866-540-7095 (toll free), or by writing to Broadridge Householding department, 51 Mercedes Way, Edgewood, NY 11717.
Any stockholders who share the same address and receive multiple copies of our Notice of Internet Availability or annual report and other proxy materials who wish to receive only one copy in the future can contact their bank, broker or other holder of record to request information about householding.

OTHER MATTERS
Our Board of Directors does not presently intend to bring any other business before the Annual Meeting and, so far as is known to our Board of Directors, no matters are to be brought before the Annual Meeting except as specified in the Notice of 2021 Annual Meeting of Stockholders. As to any business that may arise and properly come before the Annual Meeting, however, it is intended that proxies, in the form enclosed, will be voted in respect thereof in accordance with the judgment of the persons voting such proxies.

By Order of the Board of Directors,

Jennifer W. Pileggi
Senior Vice President, General Counsel, and Corporate Secretary

zuora

ZUORA, INC.
101 REDWOOD SHORES PARKWAY
REDWOOD CITY, CA 94065
ATTN: CORPORATE SECRETARY

VOTE BY INTERNET
Before The Meeting - Go to **www.proxyvote.com**

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time on June 21, 2021. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

During The Meeting - Go to **www.virtualshareholdermeeting.com/ZUO2021**

You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time on June 21, 2021. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

D52959-P50295 KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

ZUORA, INC.

The Board of Directors recommends you vote FOR the following:

To withhold authority to vote for an individual nominee, mark "For All Except" and write the number of the nominee on the line below.

____

Nominees:

01) Kenneth A. Goldman
02) Tien Tzuo

The Board of Directors recommends you vote FOR the following proposals:

NOTE: Such other business as may properly come before the meeting or any adjournment thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX] Date

Signature (Joint Owners) Date

Important Notice Regarding the Availability of Proxy Materials for the 2021 Annual Meeting of Stockholders:
The Notice and Proxy Statement and Form 10-K are available at www.proxyvote.com.

D52960-P50295

ZUORA, INC.
2021 Annual Meeting of Stockholders
June 22, 2021 9:30 AM
This proxy is solicited by the Board of Directors

The stockholder(s) hereby appoint(s) Tien Tzuo and Jennifer Pileggi, or either of them, as proxies, each with the power to appoint his or her substitute, and hereby authorize(s) them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of common stock of ZUORA, INC. that the stockholder(s) is/are entitled to vote at the 2021 Annual Meeting of Stockholders to be held at 9:30 AM, PDT on June 22, 2021, virtually at www.virtualshareholdermeeting.com/ZUO2021, and any adjournment or postponement thereof.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors' recommendations.

Continued and to be signed on reverse side